Form 10-K, Exhibit 13
period 2001-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2005-11-17
CIK 874662

Exhibit 13
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
FINANCIAL STATEMENTS
March 31, 2001

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
FINANCIAL STATEMENTS
March 31, 2001
CONTENTS:

INDEPENDENT AUDITORS’ REPORT
To The Partners
Bayfield Low Income Housing Limited Partnership
We have audited the accompanying balance sheets of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2001 and 2000, and the related statements of operations, changes in partners’ capital and cash flows for the years ended March 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Master Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of 138 of 141 Operating Partnerships in 2001, 144 of 147 in 2000 and 138 of 147 Operating Partnerships in 1999 in which Bayfield Low Income Housing Limited Partnership has invested. The financial statements of 52 in 2001, 50 in 2000 and 44 in 1999 of these Operating Partnerships were audited by other auditors whose reports have been furnished to us and our opinion, to the extent it relates to the amounts included for these Operating Partnership investments, is based solely on the reports of the other auditors. These investments comprised 19.4 and 18.8 percent of the Master Limited Partnership’s total assets at March 31, 2001 and 2000, respectively, and 15.0, 16.3, and 6.5 percent, respectively, of the total loss of the Master Limited Partnership for the years ended March 31, 2001, 2000 and 1999.
Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.
The financial statements of 86 of the Operating Partnerships in 2001, 94 of the Operating Partnerships in 2000 and 94 of the Operating Partnerships in 1999 were not audited. These investments comprised 31.0 and 30.0 percent of the Master Limited Partnership’s total assets at March 31, 2001 and 2000, respectively, and 15.4, 10.5 and 6.8 percent, respectively, of the total loss of the Master Limited Partnership for the years ended March 31, 2001, March 31, 2000 and 1999. We were unable to satisfy ourselves about Bayfield Low Income Housing Limited Partnership’s investment in these Operating Partnerships by means of other auditing procedures.

INDEPENDENT AUDITORS’ REPORT — CONTINUED
In our opinion, based on our audits and the reports of other auditors, except for the effects of such adjustments, if any, as might have been determined to be necessary had the 86 Operating Partnerships in 2001, 94 Operating Partnerships in 2000 and 94 Operating Partnerships in 1999 referred to in the preceding paragraph been audited, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership as of March 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended March 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America
Atlanta, Georgia
June 5, 2002

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
BALANCE SHEETS

	March 31,
	2001	2000
ASSETS
INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS	$787,838	$1,107,557

OTHER ASSETS
Cash	414,568	807,285
Advances to operating partnerships	361,621	353,121

	$1,564,027	$2,267,963

	March 31,
	2001	2000
LIABILITIES AND PARTNERS’ CAPITAL
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$132,543	$65,608
CONTRIBUTIONS PAYABLE TO OPERATING PARTNERSHIPS	83,588	94,535

	216,131	160,143

PARTNERS’ CAPITAL
Limited partners	2,405,081	3,226,650
General partner	10	15
Subscriptions receivable	(1,057,195)	(1,118,845)

	1,347,896	2,107,820

	$1,564,027	$2,267,963

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2001	2000	1999
INCOME
Interest income	$44,776	$28,378	$63,763
Other income	1,500	1,334	1,600

	46,276	29,712	65,363

EQUITY IN LOSSES OF OPERATING PARTNERSHIPS	(275,802)	(142,167)	(51,639)

EXPENSES
Management fees	119,500	119,500	119,500
Professional services	431,191	292,376	280,970
Other expense	31,407	6,548	2,147

	582,098	418,424	402,617

NET LOSS	$(811,624)	$(530,879)	$(388,893)

NET LOSS ALLOCATED TO GENERAL PARTNER	$(5)	$(3)	$(2)

NET LOSS ALLOCATED TO LIMITED PARTNERS	$(811,619)	$(530,876)	$(388,891)

NET LOSS PER .05% LIMITED PARTNERSHIP INTEREST	$(406)	$(265)	$(194)

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	Limited	General	Subscriptions
	Partners	Partners	Receivable	Total
PARTNERS’ CAPITAL MARCH 31, 1998	$4,153,396	$20	$(1,223,287)	$2,930,129

NET LOSS FOR THE YEAR ENDED MARCH 31, 1999	(388,891)	(2)	0	(388,893)
DISTRIBUTIONS	(443)	0	0	(443)
COLLECTIONS AND ADJUSTMENTS	0	0	37,578	37,578

PARTNERS’ CAPITAL MARCH 31, 1999	3,764,062	18	(1,185,709)	2,578,371

NET LOSS FOR THE YEAR ENDED MARCH 31, 2000	(530,876)	(3)	0	(530,879)
DISTRIBUTIONS	(286)	0	0	(286)
COLLECTIONS AND ADJUSTMENTS	(6,250)	0	66,864	60,614

PARTNERS’ CAPITAL MARCH 31, 2000	3,226,650	15	(1,118,845)	2,107,820

NET LOSS FOR THE YEAR ENDED MARCH 31, 2001	(811,619)	(5)	0	(811,624)
DISTRIBUTIONS	0	0	0	0
COLLECTIONS AND ADJUSTMENTS	(9,950)	0	61,650	51,700

PARTNERS’ CAPITAL MARCH 31, 2001	$2,405,081	$10	$(1,057,195)	$1,347,896

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS
STATEMENTS OF CASH FLOWS

	For the Year Ended March 31,
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(811,624)	$(530,879)	$(388,893)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in losses of operating Partnerships	275,802	142,167	51,639
Decrease in other assets	(8,500)	(11,909)	(28,308)
Increase in accounts payable and accrued expenses	66,935	6,168	6,123

Total adjustments	334,247	136,426	29,454

Net cash used by operating activities	(477,387)	(394,453)	(359,439)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from operating Partnerships	43,917	43,443	82,752
Capital contributions paid to Operating Partnerships	(10,947)	0	0

Net cash provided by Investing activities	32,970	43,443	82,752

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions received	51,700	60,614	37,578
Repurchase of limited partnership unit	0	(286)	(443)

Net cash provided by financing activities	51,700	60,328	37,135

NET DECREASE IN CASH	(392,717)	(290,682)	(239,552)

CASH BALANCE, BEGINNING OF YEAR	807,285	1,097,967	1,337,519

CASH BALANCE, END OF YEAR	$414,568	$807,285	$1,097,967

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
March 31, 2001
Note A — Organization
Bayfield Low Income Housing Limited Partnership (the “Master Limited Partnership”) was organized as of July 1, 1990 pursuant to the provisions of a Joint Plan of Reorganization of 52 debtor investor limited partnerships (“the Debtor Investor Partnerships”), dated May 9, 1990, pursuant to the provisions of Chapter 11 of Title 11, United States Code, as amended by an Order Clarifying the Joint Plan dated December 11, 1990 and an Order Modifying the Joint Plan entered March 6, 1991 or as may have been otherwise amended or modified by orders settling litigation with non-electing Developers with respect to those Developers or their Operating Partnerships (“the Plan”).
The Master Limited Partnership was created under the Plan as the entity into which all of the assets and liabilities of the fifty-two Debtor Investor Partnerships were “rolled-up” as of July 1, 1990 and after which their assets and businesses would be managed.
The fifty-two Debtor Investor Partnerships were the following Delaware limited partnerships:
Arlington Estates Limited Partnership
Barrington Estates Limited Partnership
Bayfield Estates Limited Partnership
Beechfield Estates Limited Partnership
Birchfield Estates Limited Partnership
Blakefield Estates Limited Partnership
Brighton Estates Limited Partnership
Brookline Estates Limited Partnership
Candle Ridge Estates Limited Partnership
Canterbury Estates Limited Partnership
Carlysle Estates Limited Partnership
Cherrywood Estates Limited Partnership
Chesterfield Estates Limited Partnership
Clarkson Estates Limited Partnership
Clayton Estates Limited Partnership
Cloverfield Estates Limited Partnership
Copperfield Estates Limited Partnership
Crescent Estates Limited Partnership
Deerfield Estates Limited Partnership
Delafield Estates Limited Partnership
Edenfield Estates Limited Partnership
Emerald Estates Limited Partnership
Everest Estates Limited Partnership
Evergreen Estates Limited Partnership
First Estates Limited Partnership
Glenwood Estates Limited Partnership
Greenfield Estates Limited Partnership
Greenwood Estates Limited Partnership
Harborfield Estates Limited Partnership
Holly Estates Limited Partnership
Hunter Estates Limited Partnership
Kehrs Mill Estates Limited Partnership
Littlefield Estates Limited Partnership
Livingston Realty Investors Limited
Meadowfield Estates Limited Partnership
Mitchellfield Estates Limited Partnership
Northfield Estates Limited Partnership
Norwich Estates Limited Partnership
Oleander Estates Limited Partnership
Pine Hollow Estates, A Delaware Ltd. Partnership
Plainfield Estates Limited Partnership
Plantingfield Estates Limited Partnership
Redwood Estates Limited Partnership
Rosewood Estates Limited Partnership
Sagewood Estates Limited Partnership
Southfield Estates Limited Partnership
Springfield Estates Limited Partnership
Summerfield Estates Limited Partnership
Sycamore Realty Investors Limited Partnership
Walnut Estates Limited Partnership
Wynnfield Estates Limited Partnership
Wilshire Estates Limited Partnership

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
Each of the Debtor Investor Partnerships was organized as a Delaware limited partnership by First American Holdings, Inc. First American Holdings, Inc. a Delaware corporation, (sometimes referred to herein as “First American”) was the sole general partner of each of the Debtor Investor Partnerships and general partner of the Master Limited Partnership. Each Debtor Investor Partnership was formed to acquire equity interests in limited partnerships (the “Operating Partnerships”), each of which was expected to develop, own and operate a multi-family apartment complex for low to moderate income tenants (“the Projects”).
The Projects were expected to receive financing from the Rural Development, formerly known as the Farmers Home Administration, of the U.S. Department of Agriculture, and to receive interest credits and, in some cases, rental assistance payments under Section 515 of the Housing Act of 1949. Each Project was expected to qualify for the low income housing credit (“LIHC”) under Section 42 of the Internal Revenue Code of 1986. Section 42 of the Tax Code was enacted by the United States Congress to promote the development of low and moderate income rental housing. In order to generate LIHC, properties must be rented to tenants whose incomes are below certain levels established by the federal government, and the rents which are permitted to be charged are strictly limited by government regulations.
As a result of adverse economic conditions and increased competition, the Debtor Investor Partnerships were placed under the protection of Chapter 11 of the Bankruptcy Code. Principal provisions of the plan of reorganization, as approved July 1990 and amended (“the Plan”), follow:
In consideration of their contribution of assets to the Master Limited Partnership, each of the Debtor Investor Partnerships received an allocable portion of the limited partnership interests in the Master Limited Partnership. The limited partnership interests in the Master Limited Partnership were then distributed by each of the Debtor Investor Partnerships to the Investors in such Debtor Investor Partnership and so registered in the books of the Master Limited Partnership. The distribution of the interests in the Master Limited Partnership to the Investors was to be complete on the registration of such interests in the books of the Master Limited Partnership, and no certificates of limited partnership interests were distributed to any party. The limited partnership interests in the Master Limited Partnership are subject to the security interests granted under the Plan to Secured Lenders and Developers, and the Master Limited Partnership shall make no transfer of any such limited partnership interest without the consent of the appropriate Secured Party.
All claims against and interests in the Debtor Investor Partnerships were divided into the following classes:
(1)	Administration Class consists of all allowed or bankruptcy court approved administration claims of a Debtor Investor Partnership, including, without limitation, the costs and expenses (including attorneys’ and accountants’ fees as approved by the bankruptcy court) of each official committee of the Debtor Investor Partnerships and the unofficial committee of developers. Each member of such class received on confirmation cash equal to the allowed amount of its administration claim, except to the extent it has agreed to different treatment.
(2)	Secured Lender Class consists of all allowed claims based on loan and security agreements giving rise to valid, duly perfected and non-avoidable pre-petition security interests in investor notes, to the extent of the value of a Debtor Investor Partnership’s interest at confirmation of the plan in the collateral securing such claims, less payments made or applied on account of such claims during the course of the Chapter 11 case. Except to the extent a member of such class has agreed to different treatment, it:

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
(a)	Retained any existing duly perfected security interest until all payments due to it under the plan shall have been paid in full;

(b)	Received a note from the Master Limited Partnership, pursuant to the loan repayment and security agreement;

(c)	Received a security interest from the Master Limited Partnership pursuant to the loan repayment and security agreement, with respect to: 1) any property of the Debtors that was transferred to the Master Limited Partnership and in which such secured lender held a duly perfected security interest as of the filing of the petition; and 2) those interests in the Master Limited Partnership which were distributed to the Investors whose investor notes are held by such Secured Lender. Such security agreements provide that all property in which a holder receives a security interest shall serve as collateral for all obligations to such holder under the Plan; and

(d)	Received cash payments of principal and interest as set forth in the Secured Lender Payment Schedule (after credit for any payments made or applied during the course of the Chapter 11 case).
(3)	Developer Class consists of all allowed claims held by Operating Partnerships (or the general partners thereof) against a Debtor Investor Partnership exclusive of those specifically included in subsection (b) of the “Other Creditor Class.” Except for Developers holding the auction interests, each of the Developers received:
(a)	Payments at the times specified in the Plan in amounts determined by a developer payment formula, provided, however, any amount which would otherwise be payable to a non-electing Developer were reserved and will not be made until the entry of a final order determining all litigation between the debtor and such non-electing Developer and any funds so reserved may be used by the Master Limited Partnership in connection with such litigation;

(b)	Payments such that the total of all payments to a Developer shall be equal to the full amount of such Developer’s allowed claim plus interest at a rate equal to eight percent (8%) per annum; and

(c)	To the extent a party held a duly perfected non-avoidable security interest in assets of a Debtor Investor Partnership, such party retained its perfected security interest in such of those assets of that Debtor Investor Partnership which were transferred to the Master Limited Partnership and received the costs and expenses, if any, fixed by a Final Order of the bankruptcy court.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
The limited partnership agreements between the Debtor Investor Partnerships and each of the Operating Partnerships were to be amended as follows:
(a)	The Master Limited Partnership shall become the limited partner of such Operating Partnership in place of the Debtor Investor Partnership;

(b)	Commencing January 1, 1995, except as noted below, any cash flow to which a Debtor Investor Partnership is entitled shall be retained by the Developers;

(c)	On or before April 1 of each of the five (5) years commencing 1995, each Operating Partnership shall distribute to the Master Limited Partnership $750 per year, provided that such payment is not prohibited by any applicable agreement with a governmental agency or any applicable governmental agency rules or regulations. To the extent the payment or any portion is not paid in any year, the remainder shall accumulate and be paid at the earliest time the payment is not prohibited; and

(d)	On or before April 1 of each year commencing 2000, each Operating Partnership shall distribute to the Master Limited Partnership an amount to be negotiated by the Independent Manager and the Developer Class Representative which shall not exceed $750, provided that such payment is not prohibited by any applicable agreement with a governmental agency or any applicable governmental agency rules or regulations. To the extent the payment or any portion is not paid in any year, the remainder shall accumulate and be paid at the earliest time the payment is not prohibited.
(4)	Other Creditor Class consists of all:
(a)	Allowed claims held by creditors of a Debtor Investor Partnership that are not otherwise classified under the Plan;

(b)	Allowed claims (or those portions of allowed claims) which represent the amounts to be reimbursed to the Operating Partnerships (or the general partners thereof) in connection with the filing of an amended partnership agreement for such Operating Partnership prior to the filing of the Petitions; and

(c)	Allowed claims (or those portions of allowed claims) which represent the amounts to be paid to Investors in connection with checks which were issued to Investors prior to the filing of the petitions.

Each holder of an allowed claim in such class received payment in full at confirmation of the Plan; provided, however, that if the aggregate total of allowed claims of this class exceeded $55,000, each member of the Class received a prorata share of $55,000 based on the amount of its allowed claim.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
(5)	Pre-Petition Legal Class consists of all allowed claims held by Stairs, Dillenbeck, Kelly & Merle, attorneys, against a Debtor Investor Partnership for services rendered prior to the filing of the Petition of such Debtor Investor Partnership and not in connection with the Chapter 11 cases of the Debtor Investor Partnerships. Each holder of an allowed claim in such class received payments in full of its allowed claim in ten equal semiannual installments commencing July 1990.

(6)	Fidelity Class consists of all allowed claims held by Fidelity Management Corporation, an affiliate of First American, or any broker or dealer whose claim arises out of the sale of a limited partnership interest in a Debtor Investor Partnership. Holders of the Fidelity Class Allowed Claims shall receive in full of its allowed claim in ten semiannual payments of $69,237 each commencing in July 1990.

(7)	First American Class consists of all allowed claims (but not interests) held by First American against a Debtor Investor Partnership. Each holder of a First American Class allowed claim shall receive:
(a)	Three semiannual payments of $66,667 commencing upon confirmation of First American’s plan of reorganization.

(b)	Additional amounts, if any, pursuant to Article 15 of the Plan. (“Payments from Capital Events”) (Note F). Such amounts will only be paid after payment in full of amounts due from such monies to the Secured Lender Class and Developer Class, and payments have been made to the Investor Class equal to: twenty percent (20%) of its net capital invested; plus interest at a rate of ten percent (10%) per annum from December 31, 1994; plus an additional one hundred percent (100%) of its net capital invested.
(8)	Investor Class consists of all interests and allowed claims of parties which arise out of the purchase or holding of limited partnership interests in a Debtor Investor Partnership, exclusive of those specifically included in subsection (c) of the “Other Creditor Class.” Except as noted below, each of the Investors shall receive:
(a)	Limited partnership interests in the Master Limited Partnership (including all rights to allocations and distributions to which a partner is entitled thereunder) equal to the result of the following formula:
(i)	the limited partnership units in a Debtor Investor Partnership owned by such investor divided by the total of the limited partnership units in such Debtor Investor Partnership; multiplied by

(ii)	the allocation of units in the Master Limited Partnership to a Debtor Investor Partnership as determined by an allocation formula;

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
(b)	Within thirty (30) days after June 30 and December 31 of each year (commencing December 31, 1990 and terminating on December 31, 1994) payments of a return of capital equal to a prorata portion (based on Net Capital Invested) of $507,801 for each period.
Upon written consent of the Investor Committee, payments to be made to Investors pursuant to the above may be deferred and instead paid to Developers or for other costs and expenses for the administration of the Master Limited Partnership.
Pursuant to Articles 14 and 15 of the Plan, Investors are entitled to receive additional payments based on proceeds from capital events and other specified conditions. (Note F.)
(9)	General Partner Class consists of all interests held by First American in a Debtor Investor Partnership. The holder became the general partner of the Master Limited Partnership and was entitled to certain payments from the proceeds of capital events pursuant to Article 15 of the Plan. (Note F.)
An order modifying the Plan was entered on March 6, 1991. Under such modification, the Master Limited Partnership, on the written consent of the Investor Committee, may defer payments otherwise to be made to the Investors semi-annually as a return of capital, and use such monies to make payment to the developers or for other costs and expenses for the administration or operation of the Master Limited Partnership or to purchase interests in additional limited partnerships which own, or are intended to own, projects which are intended to qualify for LIHC (including the payment of any costs or expenses incurred in connection with such purchases).
Pursuant to an agreement entered into in December 1991, as amended, First American withdrew as the General Partner of the Master Limited Partnership, subject to the consent of the Limited Partners of the Master Limited Partnership. In connection therewith, First American received a total of $434,968 for the transfer or release of all rights or economic benefits owed by the Master Limited Partnership to First American or its subsidiaries and in full settlement of any outstanding claims. Megan Management Company (“Megan”), the Independent Manager, agreed to become or have an entity under common control with it become General Partner of the Master Limited Partnership in place of First American subject to the approval of the Limited Partners; pending receipt of such approval, First American immediately relinquished to the Independent Manager any remaining management powers and responsibilities as well as all of its rights to income tax items related to its one percent ownership interest in the Master Limited Partnership from January 1, 1991 to December 22, 1991. These tax items were allocated on a prorata basis to the remaining partners. Megan Asset Management, Inc. (“Megan Asset”) assumed the one percent ownership interest of First American as of December 31, 1991, subject to the approval of the Limited Partners. The agreement also provided for an increase in the Independent Manager’s fees in compensation for the additional duties that it had been performing and would perform pursuant to the agreement of $35,000 at closing (December 31, 1991) to cover its takeover costs and $10,000 per month on the first day of every month subsequent to closing through December 31, 1994, the right to receive an amount equal to one-half of the distributions with respect to capital events previously payable to Continental Construction Management (Note F) and would pay to the Master Limited Partnership an amount equal to twenty-five percent of gross fees, if any, earned by it or its affiliates directly from any of the Operating Partnerships and for an extension of the term of the management agreement.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note A — Organization — Continued
As of December 31, 1991, the agreement had been approved by the Investor Committee and the Developer Representative and those provisions of the agreement which did not require consent of the Limited Partners of the Master Limited Partnership were implemented promptly. Thereafter, Megan designated Megan Asset a newly formed affiliate, to be the new General Partner of the Master Limited Partnership, made the required filings under the Securities and Exchange Act of 1934’s proxy rules and solicited the consent of the Limited Partners. In September 1992, the Master Limited Partnership received approval of a majority in interest of its Limited Partners.
With the agreed withdrawal of First American and the transfer of all of its rights and responsibilities to the Master Limited Partnership and Megan, maintaining the Independent Manager and General Partner as separate entities was no longer necessary. Accordingly, as of December 31, 1992, Megan assigned to Megan Asset and Megan Asset assumed all of the rights, powers and obligations of the Independent Manager of the Master Limited Partnership. Gary L. Maddock, then President and sole shareholder of both corporations, reaffirmed his personal guarantee of the performance of the Management Agreement by Megan Asset.
Note B — Significant Accounting Policies
     Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments to be cash equivalents.
     Investments in Operating Limited Partnerships
The Master Limited Partnership accounts for its investments in Operating Partnerships (including acquisition costs) using the equity method, under which the Master Limited Partnership’s capital investment in each Operating Partnership is adjusted for its share of the Operating Partnership’s income or losses and for any distributions received or accrued. Such income and losses are recognized on a calendar year basis. Losses in excess of the Master Limited Partnership’s aggregate investment in each Operating Partnership are not recognized. Total Operating Partnership losses, before the basis limitation, for the years ended March 31, 2001, 2000 and 1999 were approximately $3,940,000, $3,330,000 and $3,020,000, respectively.
Costs previously recorded by the Debtor Investor Partnerships for services provided or to be provided by the General Partner and its affiliates relating to acquisitions of Operating Partnerships, including syndication fees, agency fees, investor services fees, partnership operations fees and audit indemnification fees, have been included in the Master Limited Partnership’s aggregate investment in each Operating Partnership.
For annual reporting purposes, the recorded equity in income or losses is based on the calendar year basis financial information submitted by the Operating Partnerships.
     Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note B — Significant Accounting Policies — Continued
     Income Taxes
No provision has been made for income taxes in the financial statements, as the partners’ shares of the results of the Master Limited Partnership’s operations are included in their respective income tax returns. Losses, which were previously allocated one percent to the General Partner and ninety-nine percent to the Limited Partners, were changed, pursuant to the agreement of December 1991, as amended, to allocate all of the Partners in proportion to the outstanding positive balances of their respective capital accounts until their respective capital accounts are reduced to zero. After capital accounts have been reduced to zero, further losses and LIHC’s would be allocated one percent to the General Partner and the remaining ninety-nine percent to all Limited Partners.
     Contributions Payable to Operating Partnerships
Contributions payable to Operating Partnerships are recorded at the gross amount due pursuant to the Plan. When the Master Limited Partnership sells or assigns an interest in an Operating Partnership, any remaining balance of contributions payable is included in computing the gain or loss on sale or assignment.
Pursuant to the Plan, amounts due and unpaid to Operating Partnerships by the Debtor Investor Partnerships after the implementation of the Plan in July 1990, accrue interest at the rate of eight percent. Failure to pay this interest is not a default under the Plan and any such unpaid interest is contingently payable as a first priority out of Capital Events (Note F). The Master Limited Partnership has not made any payments of this interest and has not recorded such interest on the accompanying financial statements. The maximum amount of interest which will become payable under the Plan as a first priority from Capital Events is estimated at approximately $1,800,000.
     Reclassification
Certain accounts relating to the prior year have been restated to conform to current year’s presentation.
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2001 and 2000 (Note B) is as follows:

At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.*	$318,000	$84,977	$(594,471)	$0	$0
Alachua Villas	257,290	72,481	(593,136)	0	39,942
Baker Heights Ltd	200,252	53,782	(421,456)	0	0
Bayshore North Apts-IV	311,144	83,796	(541,896)	0	0
Blades Limited Partnership	262,681	70,838	(574,605)	0	0
Blanchard Apts.	165,624	43,899	(281,630)	0	0

*	Audited by Smith & Radigan, Certified Public Accountants, LLC

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses	Balance	Payable
Partnerships which were audited — Continued

Broadway Terrace, Ltd.	225,642	60,864	(760,906)	0	16,522
Cedar Grove Apts.	282,032	77,001	(549,102)	0	0
Citrus Terrace, Ltd.	199,270	43,284	(733,010)	0	701
Cottonwood Seniors Apts.	163,777	43,216	(339,208)	0	0
Diamond Court II LP	230,379	63,419	(434,288)	0	0
Donaldsonville Seniors	297,323	79,316	(242,027)	134,612	0
Elmwood Estates	295,860	79,205	(642,462)	0	0
First Street Apts.	320,407	85,344	(330,469)	75,282	0
Flambeau Village	774,580	204,642	(1,069,161)	0	0
Forest Park Apts.	215,330	55,915	(578,650)	0	0
Franklin Vista II	161,638	43,640	(386,063)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(574,199)	0	0
Greenleaf Gardens *	216,964	57,187	(447,406)	0	0
Greenwood Assoc.	291,628	76,779	(633,155)	0	0
Hickory Square Apts.	94,754	24,889	(172,213)	0	0
Hilltop Manor Apts. *	216,667	56,761	(698,503)	0	0
Hitchcock Housing	268,500	71,118	(510,242)	0	0
Joaquin Apts.	294,871	78,653	(332,931)	40,593	0
Lake City Village	312,889	74,743	(810,911)	0	0
Lakecrest Apts.	312,954	85,773	(384,053)	14,674	0
Lakeview Estates	241,595	65,845	(598,341)	0	0
Lakewood Apts. II	181,777	47,748	(412,695)	0	0
Las Rosas II, Ltd.	260,135	70,012	(471,188)	0	0
Laurel Wood-Capital	202,867	65,524	(388,378)	0	0
Lead Bayou, Ltd.	217648	55,686	(530,146)	0	0
Lillie Mae’s Retirement	223,752	58,149	(481,556)	0	0
Magnolia Plaza Apts.	257,802	68,111	(560,244)	0	0
Many Seniors Apts.	258,400	62,094	(290,332)	30,162	0
Maple Hill Apts.	296,560	78,616	(463,051)	0	0
New Caney Oaks	222,742	60,543	(463,256)	0	0
Oakdale-T F Management	247,884	65,506	(307,810)	5,580	0
Old Oak Estates	184,856	48,556	(568,068)	0	0
Onion Creek	302,524	80,449	(484,620)	0	0
PDC Eighteen LP	196,521	52,298	(431,929)	0	0
Pecan Villa Apts.	234,202	62,152	(482,952)	0	0
Pecanwoods Apts. III, Ltd.	261,277	69,024	(327,974)	2,327	0
Pocomoke Villas Ltd.	172,888	46,923	(483,504)	0	0
Ridge View Apts.	359,216	95,341	(739,105)	0	0
Rolling Meadow II L.P.	236,620	64,218	(414,337)	0	0
Southeastern Assoc.	314,798	82,688	(606,090)	0	0
Sun Rise Apts. North	352,063	95,182	(627,354)	0	0
Taft Gardens	146,542	39,871	(313,019)	0	0
Taft Terrace	197,419	53,235	(487,033)	0	0
Valley Place Assoc.	306,818	81,774	(690,994)	0	0
West Meadow II Apts.	181,484	49,185	(347,170)	0	0
Willow Haven-Cross	323,905	85,080	(779,020)	0	0
Wilson Lake	395,646	105,304	(703,468)	0	0
Wolcott Assoc.	348,380	92,691	(570,944)	0	0
Woodcrest	233,244	61,464	(552,632)	0	0

	14,345,404	3,812,855	(28,213,363)	303,230	57,165

*	Audited by Smith & Radigan, Certified Public Accountants, LLC

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses	Balance	Payable
Partnerships which were unaudited

Albany Commons, LTD	171,956	46,737	(216,118)	2,575	0
Anderson County Estates	120,768	32,116	(236,814)	0	0
Aurora Limited	59,558	24,540	(399,803)	0	0
Belfast Housing Assoc.	272,153	74,124	(488,737)	0	0
Berea Summit, Ltd.	42,056	11,855	(122,891)	0	0
Berkshire Apts. #2	134,933	35,898	(374,227)	0	0
Brentwood Apts.	157,050	42,237	(297,734)	0	0
Briar Hill Apts.	85,525	23,240	(191,793)	0	0
Bunkie Apts	164,009	43,277	(320,221)	0	0
Canal Town Assoc.	54,141	15,075	(23,267)	45,949	0
Canyon Hills Villas	74,694	20,719	(156,127)	0	0
Cedar Crest Apts.	93,972	25,078	(82,230)	36,820	0
Cherrywood (M & W)	54,180	15,253	(124,171)	0	0
Cle Elum	148,284	40,501	(310,256)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(161,993)	0	0
Clifford Heights Apts.	223,321	58,940	(386,745)	0	0
Cottondale Villa Apts.	179,706	47,404	(351,829)	0	0
Coushatta Seniors Apts.	168,909	44,958	(324,109)	0	0
Cypress View Estates	164,942	43,712	(285,514)	0	0
Delta Terrace	180,474	47,405	(301,827)	0	0
East Magnolia Village	161,503	42,422	(360,019)	0	0
Edmonson Prop.	112,124	31,246	(174,151)	0	0
Elliott Manor, Ltd.	190,347	48,550	(351,870)	0	0
Fieldcrest, Ltd.	114,667	30,120	(279,262)	0	0
Folsom South Venture	89,912	23,725	(162,091)	0	0
Gaslight Square	179,152	47,058	(372,794)	0	0
Gibsland Villas Ltd.	206,022	54,116	(348,276)	0	0
Gilman Senior Apts.	35,221	0	(51,857)	0	6,722
Glenmora Apts.	95,855	25,375	(252,611)	0	0
Hagewood Apts.	132,717	35,356	(299,450)	0	0
Hidden Hills Apts.	115,960	31,766	(213,802)	0	0
Hillwood Ltd.	86,050	22,603	(226,465)	0	0
Housing Partners IX	38,703	0	(89,873)	0	0
Housing Partners XVII	237,247	0	(282,326)	0	0
Houston Assoc.	232,663	61,675	(338,055)	0	0
Hurricane	187,630	53,058	(418,721)	0	0
Indianwood Apts. II	113,856	29,907	(291,260)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(191,114)	0	0
Kent Summit, Ltd.	58,209	15,552	(103,536)	0	0
Kingswood II, Ltd.	148,543	39,980	(257,249)	0	0
LaGrange Apts.-II	42,622	12,020	(78,578)	0	0
Larue Properties, Ltd.	179,346	48,632	(139,457)	88,521	0
Lewis Apts. Co.	158,706	43,544	(295,868)	0	0
Lewistown Apts.	67,666	17,774	(148,874)	0	0
Liberty Terrace Apts.	220,688	59,150	(387,391)	0	0
Longview Terrace Ltd.	159,185	41,813	(350,637)	0	0
Manor Apts-Caddo Mills	128,510	33,756	(326,278)	0	9,400
Marion Housing	126,846	34,575	(260,119)	0	0
Meadowland Apts.	129,131	33,919	(264,149)	0	0
Mills-Shapley Partnership	116,775	21,580	(212,115)	0	8,816
Mitchell II Ltd.	179,223	47,668	(353,526)	0	0
Mosswood Apt.	166,822	43,819	(324,412)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2001
			Equity in
Operating Limited	Capital	Acquisition	Accumulated	Net	Contribution
Partnership	Contributed	Costs	Income (Losses)	Investment	Payable
Partnerships which were unaudited — continued

Mountain View Apts. II	181,829	48,986	(300,144)	0	0
Munfordville	82,613	21,341	(193,077)	0	0
North Deer Creek, Ltd.	174,358	45,799	(297,627)	0	0
Oak Valley Place II	113,459	32,068	(235,087)	0	0
Oakwood Apartments Ltd.	137,972	36,832	(217,858)	0	0
Orchard Commons, Ltd.	117,870	32,164	(146,096)	3,938	0
Park Place East Assoc.	235,938	63,353	(347,256)	0	0
Park Place North	141,576	38,570	(247,991)	0	0
Parkwood Assoc.	159,049	43,262	(295,309)	0	0
PDC Twenty Two LP	171,475	45,041	(315,381)	0	0
Perry Apts.	44,222	11,616	(120,312)	0	0
Pontontoc Ridge Apts.	164,502	43,210	(451,777)	0	1,485
Regency Apts. of Reno	137,659	36,348	(266,667)	0	0
Regency Plaza	152,177	41,514	(248,766)	0	0
Reservoir Hill LP	574,141	151,795	(493,442)	232,494	0
Reynolds & Assoc.	90,765	24,629	(171,386)	0	0
Ridgecrest Apts.	312,000	81,953	(637,710)	0	0
River View Apts.	21,494	5,646	(29,384)	0	0
Riverbend Apts.	119,075	31,278	(270,251)	0	0
Russell September Housing	74,165	20,618	(175,930)	0	0
Sacramento, Ltd.	178,945	51,004	(286,456)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(82,737)	18,853	0
Somerset West, Hills II	122,132	32,901	(208,281)	0	0
Southern Apts.	140,107	37,393	(305,838)	0	0
Spring Meadow Apts.	183,090	48,092	(313,922)	0	0
Streamside Assoc.	237,135	62,604	(382,041)	0	0
St. Rose Assoc.	181,343	47,831	(303,083)	0	0
Sullivan Garden Apts.	80,183	21,259	(311,915)	0	0
Summer Place-Deshano	79,257	21,410	(97,348)	3,319	0
Sunrise Apts.	81,782	21,679	(348,885)	0	0
Timberline	140,233	39,780	(308,374)	0	0
Valley Limited	121,637	33,777	(103,275)	52,139	0
Wayland Apts.	45,769	12,022	(103,814)	0	0
Wexford Assoc. L.P.	167,036	46,016	(302,774)	0	0

	12,065,501	3,146,687	(22,283,786)	484,608	26,423

	$26,410,905	$6,959,542	$(50,497,149)	$787,838	$83,588

At March 31, 2000
			Equity in
Operating Limited	Capital	Acquisition	Accumulated	Net	Contribution
Partnership	Contributed	Costs	Income (Losses)	Investment	Payable
Partnerships which were audited

AFM RRH, Ltd.*	$318,000	$84,977	$(520,236)	$0	$0
Alachua Villas	257,290	72,481	(540,706)	0	40,689
Baker Heights II Ltd.	200,252	53,782	(382,637)	0	0
Bayshore North Apts-IV	313,568	83,796	(501,173)	0	0

*	Audited by Smith & Radigan, Certified Public Accountants, LLC

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2000
			Equity in
Operating Limited	Capital	Acquisition	Accumulated	Net	Contribution
Partnership	Contributed	Costs	Income (Losses)	Investment	Payable
Partnerships which were audited — Continued

Blades Limited Partnership	263,431	70,838	(528,410)	0	0
Broadway Terrace, Ltd.	225,642	60,864	(674,250)	0	18,772
Cedar Grove Apts.	282,032	77,001	(515,788)	0	0
Citrus Terrace, Ltd.	199,270	43,284	(690,009)	0	3,951
Diamond Court II LP	231,129	63,419	(391,318)	0	0
Donaldsonville Seniors	297,323	79,316	(218,866)	157,773	0
Elmwood Estates	295,860	79,205	(576,498)	0	0
First Street Apts.	321,157	85,344	(328,320)	78,181	0
Flambeau Village	775,330	204,642	(995,589)	0	0
Forest Park Apts.	215,330	55,915	(537,152)	0	0
Franklin Vista II	162,388	43,640	(360,986)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(517,387)	0	0
Greenleaf Gardens *	217,714	57,187	(432,258)	0	0
Greenwood Assoc.	291,628	76,779	(579,286)	0	0
Hickory Square Apts.	94,754	24,889	(148,190)	0	0
Hilltop Manor Apts. *	216,667	56,761	(622,233)	0	0
Hitchcock Housing	268,500	71,118	(476,882)	0	0
Joaquin Apts.	294,871	78,653	(319,109)	54,415	0
Lake City Village	312,889	74,743	(789,199)	0	0
Lakecrest Apts.	312,954	85,773	(394,456)	4,271	0
Lakeview Estates	242,678	65,845	(535,709)	0	0
Lakewood Apts. II	181,777	47,748	(385,851)	0	0
Las Rosas II, Ltd.	261,635	70,012	(451,733)	0	0
Laurel Wood-Capital	202,867	65,524	(338,614)	0	0
Lead Bayou, Ltd.	212,000	55,686	(492,648)	0	0
Lillie Mae’s Retirement	225,252	58,149	(455,795)	0	0
Magnolia Plaza Apts.	257,802	68,111	(523,446)	0	0
Many Seniors Apts.	258,400	62,094	(251,432)	69,062	0
Maple Hill Apts.	296,560	78,616	(418,239)	0	0
New Caney Oaks	223,492	60,543	(438,316)	0	0
Oakdale-T F Management	247,884	65,506	(281,970)	31,420	0
Old Oak Estates	184,856	48,556	(492,024)	0	0
Onion Creek	302,524	80,449	(457,932)	0	0
PDC Eighteen LP	196,521	52,298	(383,565)	0	0
Pecan Villa Apts.	234,202	62,152	(433,059)	0	0
Pecanwoods Apts. III, Ltd.	261,277	69,024	(298,925)	31,376	0
Pocomoke Villas Ltd.	173,638	46,923	(428,567)	0	0
Ridge View Apts.	359,216	95,341	(695,937)	0	0
Rolling Meadow II L.P.	237,370	64,218	(385,163)	0	0
Southeastern Assoc.	314,798	82,688	(580,651)	0	0
Sun Rise Apts. North	352,063	95,182	(615,781)	0	0
Taft Gardens	148,042	39,871	(293,455)	0	0
Taft Terrace	198,919	53,235	(472,848)	0	0
Valley Place Assoc.	306,818	81,774	(602,967)	0	0
West Meadow II Apts.	182,234	49,185	(316,266)	0	0
Willow Haven-Cross	323,905	85,080	(705,954)	0	0
Wilson Lake	397,146	105,304	(676,590)	0	0
Wolcott Assoc.	349,130	92,691	(529,420)	0	0
Woodcrest	233,244	61,464	(509,457)	0	0

	14,029,612	3,725,740	(25,493,252)	426,498	63,412

*	Audited by Smith & Radigan, Certified Public Accountants, LLC

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2000
			Equity in
Operating Limited	Capital	Acquisition	Accumulated	Net	Contribution
Partnership	Contributed	Costs	Income (Losses)	Investment	Payable
Partnerships which were unaudited

Albany Commons, LTD	172,706	46,737	(204,736)	14,707	0
Anderson County Estates	120,768	32,116	(210,637)	0	0
Aurora Limited	60,308	24,540	(382,180)	0	0
Belfast Housing Assoc.	273,653	74,124	(453,917)	0	0
Berea Summit, Ltd.	42,524	11,855	(105,373)	0	0
Berkshire Apts. #2	134,933	35,898	(353,659)	0	0
Blanchard Apts.	165,624	43,899	(252,820)	0	0
Brentwood Apts.	157,800	42,237	(284,644)	0	0
Briar Hill Apts.	86,275	23,240	(170,500)	0	0
Bunkie Apts	164,009	43,277	(296,131)	0	0
Canal Town Assoc.	55,141	15,075	(19,239)	50,977	0
Canyon Hills Villas	74,694	20,719	(142,788)	0	0
Cedar Crest Apts.	93,972	25,078	(61,417)	57,633	0
Cherrywood (M & W)	55,199	15,253	(119,702)	0	0
Cle Elum	149,034	40,501	(290,459)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(151,239)	6,880	0
Clifford Heights Apts.	223,321	58,940	(374,950)	0	0
Cottondale Villa Apts.	179,706	47,404	(348,013)	0	0
Cottonwood Seniors Apts.	163,777	43,216	(317,252)	0	0
Coushatta Seniors Apts.	168,909	44,958	(274,643)	0	0
Cypress View Estates	164,942	43,712	(277,100)	0	0
Delta Terrace	180,474	47,405	(207,725)	20,154	0
East Magnolia Village	161,503	42,422	(344,907)	0	0
Edmonson Prop.	113,362	31,246	(164,475)	0	0
Elliott Manor, Ltd.	191,097	48,550	(307,565)	0	0
Fieldcrest, Ltd.	114,667	30,120	(259,242)	0	0
Folsom South Venture	89,912	23,725	(151,630)	0	0
Gaslight Square	179,152	47,058	(345,987)	0	0
Gibsland Villas Ltd.	206,022	54,116	(329,828)	0	0
Gilman Senior Apts.	35,221	0	(45,972)	0	7,722
Glenora Apts.	95,855	25,375	(233,369)	0	0
Hagewood Apts.	132,717	35,356	(282,747)	0	0
Hidden Hills Apts.	116,682	31,766	(200,138)	0	0
Hillwood Ltd.	86,050	22,603	(207,232)	0	0
Housing Partners IX	38,703	0	(54,036)	0	0
Housing Partners IX	13,872	0	(9,851)	4,021	0
Housing Partners VI	24,922	0	(13,113)	11,809	0
Housing Partners VIII	13,873	0	(6,470)	7,403	0
Housing Partners XI	39,093	0	(32,689)	6,404	0
Housing Partners XII	57,942	0	(43,571)	14,371	0
Housing Partners XIII	29,603	0	(49,545)	0	0
Housing Partners XV	57,942	0	(44,014)	13,928	0
Houston Assoc.	232,663	61,675	(293,976)	362	0
Hurricane	189,130	53,058	(383,387)	0	0
Indianwood Apts. II	113,856	29,907	(285,038)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(167,107)	2,233	0
Kent Summit, Ltd.	58,460	15,552	(101,055)	0	0
Kingswood II, Ltd.	149,293	39,980	(236,382)	0	0
LaGrange Apts.-II	42,622	12,020	(69,819)	0	0
Larue Properties, Ltd.	179,346	48,632	(137,770)	90,208	0
Lewis Apts. Co.	160,206	43,544	(287,848)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued

At March 31, 2000
			Equity in
Operating Limited	Capital	Acquisition	Accumulated	Net	Contribution
Partnership	Contributed	Costs	Income (Losses)	Investment	Payable
Partnerships which were unaudited — Continued

Lewistown Apts.	67,666	17,774	(130,585)	0	0
Liberty Terrace Apts.	220,688	59,150	(358,305)	0	0
Longview Terrace Ltd.	159,185	41,813	(318,209)	0	0
Manor Apts-Caddo Mills	128,510	33,756	(312,593)	0	9,900
Marion Housing	126,846	34,575	(238,850)	0	0
Meadowland Apts.	129,131	33,919	(237,739)	0	0
Mills-Shapley Partnership	117,525	21,580	(187,308)	0	9,766
Mitchell II Ltd.	179,973	47,668	(324,647)	0	0
Mosswood Apt.	166,822	43,819	(321,664)	0	0
Mountain View Apts. II	181,829	48,986	(273,989)	0	0
Munfordville	82,613	21,341	(174,435)	0	0
North Deer Creek, Ltd.	174,358	45,799	(300,729)	0	0
Oak Valley Place II	113,459	32,068	(224,715)	0	0
Oakwood Apartments Ltd.	137,972	36,832	(198,343)	0	0
Orchard Commons, Ltd.	118,620	32,164	(132,745)	18,039	0
Park Place East Assoc.	236,688	63,353	(326,113)	0	0
Park Place North	142,326	38,570	(233,782)	0	0
Parkwood Assoc.	159,799	43,262	(276,301)	0	0
PDC Twenty Two LP	171,475	45,041	(304,977)	0	0
Perry Apts.	44,222	11,616	(110,198)	0	0
Pontontoc Ridge Apts.	164,502	43,210	(399,970)	0	3,735
Regency Apts. of Reno	137,659	36,348	(253,257)	0	0
Regency Plaza	152,927	41,514	(242,556)	0	0
Reservoir Hill L.P.	574,141	151,795	(460,192)	265,744	0
Reynolds & Assoc.	91,515	24,629	(155,741)	0	0
Ridgecrest Apts.	312,000	81,953	(609,521)	0	0
River View Apts.	21,494	5,646	(27,858)	0	0
Riverbend Apts.	119,075	31,278	(253,830)	0	0
Russell September Housing	74,165	20,618	(161,823)	0	0
Sacramento, Ltd.	179,695	51,004	(264,907)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(81,585)	20,005	0
Somerset West, Hills II	122,132	32,901	(191,805)	0	0
Southern Apts.	140,107	37,393	(264,505)	0	0
Spring Meadow Apts.	183,090	48,092	(300,157)	0	0
Streamside Assoc.	237,135	62,604	(321,679)	0	0
St. Rose Assoc.	181,343	47,831	(281,999)	0	0
Sullivan Garden Apts.	80,183	21,259	(285,472)	0	0
Summer Place-Deshano	79,257	21,410	(93,175)	7,492	0
Sunrise Apts.	81,782	21,679	(288,632)	0	0
Timberline	141,445	39,780	(283,859)	0	0
Valley Limited	123,137	33,777	(88,225)	68,689	0
Wayland Apts.	45,769	12,022	(95,984)	0	0
Wexford Assoc. L.P.	167,786	46,016	(282,731)	0	0

	12,419,562	3,233,802	(21,063,577)	681,059	31,123

	$26,449,174	$6,959,542	$(46,556,829)	$1,107,557	$94,535

All remaining contributions payable as of March 31, 2001 represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note C — Investment in Operating Limited Partnerships — Continued
In addition to the above capital contributions, the Master Limited Partnerships made advances to certain Operating Limited Partnerships totaling $361,621 and $353,121 as of March 31, 2001 and 2000, respectively. While the uncollectible amount cannot be estimated as of March 31, 2001, the advances may be collectible, if at all, only from a capital event upon the sale of the projects.
Note D — Subscriptions Receivable
When the investors were admitted as limited partners in one of the Debtor Investor Partnerships, each investor made a cash down payment for his or her limited partnership interest and executed a recourse promissory note for the balance. Contributions receivable represent the remaining balance of the recourse promissory notes executed by investors for their capital contributions which are payable to the Master Limited Partnership. While the majority of the notes were non-interest bearing, the notes for certain Debtor Investor Partnerships included interest at rates ranging from four and one-half percent to nine percent.
Contributions receivable at March 31, 2001 consists of the following:

Past due installments from defaulting investors	$1,075,244
Amount representing unearned interest	(18,049)

$1,057,195

The Master Limited Partnership has recourse against the defaulting investors and has pursued collection of these amounts however, all significant amounts deemed collectible have been collected. Accordingly, it is probable that most of the past due amounts will not be collected. Subscriptions receivable are decreased with a corresponding decrease to the limited partners’ capital accounts as amounts are collected or the investor’s partnership unit is terminated.
Note E — Independent Manager
The Plan provides for the employment of an independent manager for the Master Limited Partnership. The Amended and Restated Management Agreement provides for the automatic annual renewal of the management agreement subject to certain events, as defined. Effective July 10, 1990, Megan Management Company, Inc. (“Megan”) was engaged to be the Independent Manager. As such, Megan became the Master Limited Partnership’s exclusive agent for all operations under the Plan, including those in connection with or relating to (a) collection, investment and disbursement of all funds of the Master Limited Partnership as provided in the Plan and the Escrow Agreement through the Escrow Account maintained at Chase Manhattan Bank, (b) maintenance of the books and records of the Partnership, (c) preparation of the Master Limited Partnership’s tax returns and review of all tax returns relating to the Master Limited Partnership’s interests in the Operating Partnerships and (d) furnishing assistance to the Investors with respect to tax information relating to the Investors’ interests in the Master Limited Partnership. As of December 31, 1992, all rights, powers and obligations of the Independent Manager were assigned to Megan Asset Management, Inc. (Note A).

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note E — Independent Manager — Continued
As compensation for its services, the Independent Manager received $119,500 for the years ended March 31, 2001, 2000 and 1999. The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.
The Amended and Restated Management Agreement provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships. Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services. In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership. The Master Limited Partnership has paid Paul J. Maddock, PC $44,050, $40,525 and $40,975 during the years ended March 31, 2001, 2000 and 1999, respectively for these services. A corresponding receivable from the Operating Partnerships for the payments on their behalf has been recorded.
Megan Asset is compensated for work relating to defaulting investors and SEC filings. The Independent Manager’s compensation was $49,800, $16,774 and $14,000 for the years ended March 31, 2001, 2000 and 1999, respectively.
Note F — Contingencies
Article 15 of the Plan (“Payments from Capital Events”) provides for certain further disbursements to the pre-petition creditors of funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994. Such payments, in order of priority, include the following:
a)	Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership, with interest at eight percent. At March 31, 2001, the amount due is approximately $1,800,000.

b)	In settlement of a claim filed by the Independent Manager against First American on behalf of the Partnership October 12, 1990, alleging possible fraudulent or preferential transfers, or other acts or omissions committed by First American as General Partner of the 52 Debtor Investor Partnerships, the Partnership and the Independent Manager each received an assignment of fifty percent of all sums to be paid to First American’s wholly-owned subsidiary, Continental Construction Management Corporation (“Continental”), from Capital Events in accordance with Article 15(1)(6) of the Plan. In conjunction with the replacement of First American by the Independent Manager (Note A), the Partnership purchased from Continental its remaining rights to receive payments with respect to Capital Events under the Plan, in consideration of $234,968, paid in the form of the assumption of liabilities of First American in the amount of $97,050 and a cash payment of $50,000 as of the closing date and the remainder in cash installments paid through April 1, 1992. At March 31, 2001, the amount due is approximately $2,100,000.

c)	Prorata payments to investors until each has received an amount equal to twenty percent of its net capital investment plus interest at ten percent calculated from December 31, 1994.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — CONTINUED
March 31, 2001
Note F — Contingencies — Continued
d)	A return of capital to the investors until each has received one hundred percent of its capital invested, over and above the payments in c) above.

e)	Payment of the allowed claims of investors subordinated pursuant to the bankruptcy code.

f)	Any remaining amounts in the percentage of ninety percent to the investors and ten percent to the general partner of the Master Limited Partnership.
The accompanying financial statements do not include adjustments for any amounts that might become payable pursuant to the resolution of the above contingencies.
The Master Limited Partnership has incurred net losses and operating cash deficits for the years ended March 31, 2001, 2000 and 1999. The Operating Partnerships must generate additional cash flow to fund operating expenses of the Master Limited Partnership. If the Operating Partnerships do not generate enough cash flow, the Master Limited Partnership will be required to sell interests in Operating Partnerships to generate cash flow.
Note G — Related Party Activity
The Master Limited Partnership paid expenses for legal assistance relating to the proceedings with the Operating Partnerships and other matters to Gary L. Maddock, PC, a company wholly-owned by a stockholder of the Independent Manager and General Partner, totaling $185,203, $190,564 and $197,609 for the years ended March 31, 2001, 2000 and 1999, respectively.