Form 10-K, Exhibit 13
period 2002-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2005-11-17
CIK 874662

Exhibit 13
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
FINANCIAL STATEMENTS
March 31, 2002

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Financial Statements
March 31, 2002
CONTENTS:

543 Highway 98 East
Suite 201
Destin, Florida 32541
Phone: 850-650-0125
Fax: 850-650-0126
INDEPENDENT AUDITORS’ REPORT
To The Partners
Bayfield Low Income Housing Limited Partnership
We have audited the accompanying balance sheet of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2002, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Master Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Bayfield Low Income Housing Limited Partnership as of March 31, 2001 and March 31, 2000 were audited by other auditors whose report dated June 5, 2002 was qualified for a scope limitation due to operating partnerships not being audited. We did not audit the financial statements of the one hundred forty one Operating Partnerships in 2002 in which Bayfield Low Income Housing Limited Partnership has invested. The financial statements of fifty five of these Operating Partnerships were audited by other auditors whose reports have been furnished to us and our opinion, to the extent it relates to the amounts included for these Operating Partnership investments, is based solely on the reports of the other auditors. These investments comprised fifteen percent of the Master Limited Partnership’s total assets at March 31, 2002 and seventy seven percent of the total loss of the Master Limited Partnership for the year ended March 31, 2002.
Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.
The financial statements of eighty six of the Operating Partnerships in 2002 were not audited. These investments comprised thirty seven percent of the Master Limited Partnership’s total assets at March 31, 2002 and eleven percent of the total loss of the Master Limited Partnership for the year ended March 31, 2002. We were unable to satisfy ourselves about Bayfield Low Income Housing Limited Partnership’s investment in these Operating Partnerships by means of other auditing procedures.

In our opinion, based on our audit and the reports of other auditors, except for the effects of such adjustments, if any, as might have been determined to be necessary had the eighty six Operating Partnerships in 2002 referred to in the preceding paragraph been audited, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership as of March 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Atlanta, Georgia
September 9, 2005

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Balance Sheets
ASSETS

	March 31,
	2002	2001
INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS	$582,748	$787,838
OTHER ASSETS
Cash	153,427	414,568
Advances to operating partnerships	90,863	361,621

	$827,038	$1,564,027

LIABILITIES AND PARTNERS’ CAPITAL

	March 31,
	2002	2001
Accounts payable and accrued expenses	$148,764	$132,543
Contributions payable to operating partnerships	83,588	83,588

	232,352	216,131

Partners’ capital
Limited partners	1,642,414	2,405,081
General partner	5	10
Subscriptions receivable	(1,047,733)	(1,057,195)

	594,686	1,347,896

	$827,038	$1,564,027

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Operations

	For the Year Ended March 31,
	2002	2001	2000
Income
Interest income	$3,964	$44,776	$28,378
Other income	950	1,500	1,334

	4,914	46,276	29,712
Equity in losses of operating partnerships	(419,279)	(275,803)	(142,167)
Expenses
Management fees	119,500	119,500	119,500
Professional services	222,815	431,191	292,376
Other expense	5,992	31,406	6,548

	348,307	582,097	418,424

Net loss	$(762,672)	$(811,624)	$(530,879)

Net loss allocated to General Partner	$(5)	$(5)	$(3)

Net loss allocated to limited Partners	$(762,667)	$(811,619)	$(530,876)

Net loss per .05% limited partnership interest	$(381)	$(406)	$(265)

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Changes in Partners’ Capital

	Limited	General	Subscriptions
	Partners	Partners	Receivable	Total
Partners’ capital March 31, 1999	$3,764,062	$18	$(1,185,709)	$2,578,371

Net loss for the year ended March 31, 2000	(530,876)	(3)	0	(530,879)
Distributions	(286)	0	0	(286)
Collections and Adjustments	(6,250)	0	66,864	60,614

Partners’ capital March 31, 2000	3,226,650	15	(1,118,845)	2,107,820

Net loss for the year ended March 31, 2001	(811,619)	(5)	0	(811,624)
Distributions	0	0	0	0
Collections and Adjustments	(9,950)	0	61,650	51,700

Partners’ capital March 31, 2001	2,405,081	10	(1,057,195)	1,347,896

Net loss for the year ended March 31, 2002	(762,667)	(5)	0	(762,672)
Distributions	0	0	0	0
Collections and Adjustments	0	0	9,462	9,462

Partners’ capital March 31, 2002	$1,642,414	$5	$(1,047,733)	$594,686

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS
Statements of Cash Flows

	For the Year Ended March 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(762,672)	$(811,624)	$(530,879)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in losses of operating partnerships	419,279	275,802	142,167
(Increase) decrease in other assets	0	(8,500)	(11,909)
Increase (decrease) in accounts payable and accrued expenses	16,221	66,935	6,168

Total adjustments	435,500	334,237	136,426

Net cash used by operating activities	(327,172)	(477,387)	(394,453)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from operating Partnerships	75,017	43,917	43,443
Capital contributions paid to operating Partnerships	0	(10,947)	0

Net cash provided by investing activities	75,017	32,970	43,443

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions received	9,462	51,700	60,614
Advances to operating partnerships	(18,448)	0	0
Repurchase of limited partnership Unit	0	0	(268)

Net cash provided by financing activities	(8,986)	51,700	60,328

NET DECREASE IN CASH	(261,141)	(392,717)	(290,682)

CASH BALANCE, BEGINNING OF YEAR	414,568	807,285	1,097,967

CASH BALANCE, END OF YEAR	$153,427	$414,568	$807,285

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements
March 31, 2002
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
Southfield Estates Limited Partnership
Springfield Estates Limited Partnership
Summerfield Estates Limited Partnership
Sycamore Realty Investors Limited Partnership
Walnut Estates Limited Partnership
Wynnfield Estates Limited Partnership
WilshireEstatesLimitedPartnership

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements—Continued
March 31, 2002
Note A – Organization — Continued
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements—Continued
March 31, 2002
`
Note A — Organization — Continued
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements—Continued
March 31, 2002
Note A — Organization — Continued
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
March 31, 2002
Note A — Organization — Continued
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
(5)	Pre-Petition Legal Class consists of all allowed claims held by Stairs, Dillenbeck, Kelly & Merle, attorneys, against a Debtor Investor Partnership for services rendered prior to the filing of the Petition of such Debtor Investor Partnership and not in connection with the Chapter 11 cases of the Debtor Investor Partnerships. Each holder of an allowed claim in such class received payments in full of its allowed claim in ten equal semiannual installments commencing July 1990.
(6)	Fidelity Class consists of all allowed claims held by Fidelity Management Corporation, an affiliate of First American, or any broker or dealer whose claim arises out of the sale of a limited partnership interest in a Debtor Investor Partnership. Holders of the Fidelity Class Allowed Claims shall receive in full of its allowed claim in ten semiannual payments of $69,237 each commencing in July, 1990.
(7)	First American Class consists of all allowed claims (but not interests) held by First American against a Debtor Investor Partnership. Each holder of a First American Class allowed claim shall receive:
(a)	Three semiannual payments of $66,667 commencing upon confirmation of First American’s plan of reorganization.

(b)	Additional amounts, if any, pursuant to Article 15 of the Plan. (“Payments from Capital Events”) (Note F). Such amounts will only be paid after payment in full of amounts due from such monies to the Secured Lender Class and Developer Class, and payments have been made to the Investor Class equal to: twenty percent (20%) of its net capital invested; plus interest at a rate of ten percent (10%) per annum from December 31, 1994; plus an additional one hundred percent (100%) of its net capital invested.
(8)	Investor Class consists of all interests and allowed claims of parties which arise out of the purchase or holding of limited partnership interests in a Debtor Investor Partnership, exclusive of those specifically included in subsection (c) of the “Other Creditor Class.” Except as noted below, each of the Investors shall receive:

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note A — Organization — Continued
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
March 31, 2002
Note A — Organization — Continued
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
As of December 31, 1991, the agreement had been approved by the Investor Committee and the Developer Representative and those provisions of the agreement which did not require consent of the Limited Partners of the Master Limited Partnership were implemented promptly. Thereafter, Megan designated Megan Asset Management, Inc., a newly formed affiliate, to be the new General Partner of the Master Limited Partnership, made the required filings under the Securities and Exchange Act of 1934’s proxy rules and solicited the consent of the Limited Partners. In September 1992, the Master Limited Partnership received approval of a majority in interest of its Limited Partners.
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
March 31, 2002
Note B — Significant Accounting Policies — Continued
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
     Income Taxes
No provision has been made for income taxes in the financial statements, as the partners’ shares of the results of the Master Limited Partnership’s operations are included in their respective income tax returns. Losses, which were previously allocated one percent to the General Partner and ninety-nine percent to the Limited Partners, will now, pursuant to the agreement of December 1991, as amended, be allocated to all of the Partners in proportion to the outstanding positive balances of their respective capital accounts until their respective capital accounts are reduced to zero. After capital accounts have been reduced to zero, further losses and LIHC’s would be allocated one percent to the General Partner and the remaining ninety-nine percent to all Limited Partners.
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note B — Significant Accounting Policies — Continued
     Contributions Payable to Operating Partnerships — Continued
Pursuant to the Plan, amounts due and unpaid to Operating Partnerships by the Debtor Investor Partnerships after the implementation of the Plan in July, 1990, accrue interest at the rate of eight percent. Failure to pay this interest is not a default under the Plan and any such unpaid interest is contingently payable as a first priority out of Capital Events (Note F). The Master Limited Partnership has not made any payments of this interest and has not recorded such interest on the accompanying financial statements.
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2002 and March 31, 2001 (Note B) is as follows:

	At March 31, 2002
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$318,000	$84,977	$(402,977)	$0	$0
Alachua Villas	338,062	72,481	(410,543)	0	39,942
Baker Heights II Ltd.	199,502	53,782	(253,284)	0	0
Bayshore North Apts-IV	310,307	83,796	(394,103)	0	0
Blades Limited Partnership	261,931	70,838	(332,769)	0	0
Blanchard Apts.	164,124	43,899	(208,023)	0	0
Broadway Terrace, Ltd.	225,642	60,864	(286,506)	0	16,522
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Citrus Terrace, Ltd.	256,368	43,284	(299,652)	0	701
Cottonwood Seniors Apts.	163,027	43,216	(206,243)	0	0
Diamond Court II LP	229,629	63,419	(293,048)	0	0
Donaldsonville Seniors	295,823	79,316	(295,623)	79,516	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
First Street Apts.	319,657	85,344	(361,930)	43,071	0
Flambeau Village	758,830	204,642	(963,472)	0	0
Forest Park Apts.	245,464	55,915	(301,379)	0	0
Franklin Vista II	160,888	43,640	(204,528)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens	216,214	57,187	(273,401)	0	0
Greenwood Assoc.	293,264	76,779	(370,043)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts.	216,667	56,761	(273,428)	0	0
Hitchcock Housing	267,750	71,118	(338,868)	0	0
Joaquin Apts.	294,871	78,653	(352,289)	21,235	0
Lake City Village	413,896	74,743	(488,639)	0	0
Lakecrest Apts.	312,204	85,773	(397,977)	0	0
Lakeview Estates	240,512	65,845	(306,357)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	259,385	70,012	(329,397)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	223,002	58,149	(281,151)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	256,900	62,094	(291,932)	27,062	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	222,742	60,543	(283,285)	0	0
Oakdale-T F Management	246,384	65,506	(311,890)	0	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2002 and March 31, 2001 (Note B) is as follows:

	At March 31, 2002
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

Pecan Villa Apts.	234,202	62,152	(296,354)	0	0
Pecanwoods Apts. III, Ltd.	259,777	69,024	(328,801)	0	0
Pocomoke Villas Ltd.	172,138	46,923	(219,061)	0	0
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	237,197	64,218	(301,415)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0
Taft Gardens	146,542	39,871	(186,413)	0	0
Taft Terrace	197,419	53,235	(250,654)	0	0
Valley Place Assoc.	306,068	81,774	(387,842)	0	0
West Meadow II Apts.	180,734	49,185	(229,919)	0	0
Willow Haven-Cross	323,905	85,080	(408,985)	0	0
Wilson Lake	395,646	105,304	(500,950)	0	0
Wolcott Assoc.	346,880	92,691	(439,571)	0	0
Woodcrest	233,244	61,464	(294,708)	0	0

	14,579,458	3,812,855	(18,221,429)	170,884	57,165

	At March 31, 2002
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited

Albany Commons, LTD	171,206	46,737	(217,943)	0	0
Anderson County Estates	120,768	32,116	(152,884)	0	0
Aurora Limited	58,808	24,540	(83,348)	0	0
Belfast Housing Assoc.	271,403	74,124	(345,527)	0	0
Berea Summit, Ltd.	42,056	11,855	(53,911)	0	0
Berkshire Apts. #2	134,933	35,898	(170,831)	0	0
Brentwood Apts.	156,300	42,237	(198,537)	0	0
Briar Hill Apts.	85,525	23,240	(108,765)	0	0
Bunkie Apts	162,509	43,277	(205,786)	0	0
Canal Town Assoc.	53,141	15,075	(38,084)	30,132	0
Canyon Hills Villas	74,319	20,719	(95,038)	0	0
Cedar Crest Apts.	93,972	25,078	(102,204)	16,846	0
Cherrywood (M & W)	53,161	15,253	(68,414)	0	0
Cle Elum	148,284	40,501	(188,785)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(158,119)	0	0
Clifford Heights Apts.	221,796	58,940	(280,736)	0	0
Cottondale Villa Apts.	179,706	47,404	(227,110)	0	0
Coushatta Seniors Apts.	168,159	44,958	(213,117)	0	0
Cypress View Estates	164,942	43,712	(208,654)	0	0
Delta Terrace	180,474	47,405	(227,879)	0	0
East Magnolia Village	161,503	42,422	(203,925)	0	0
Edmonson Prop.	112,124	31,246	(143,370)	0	0
Elliott Manor, Ltd.	189,597	48,550	(238,147)	0	0
Fieldcrest, Ltd.	114,667	30,120	(144,787)	0	0
Folsom South Venture	89,912	23,725	(113,637)	0	0
Gaslight Square	179,152	47,058	(226,210)	0	0
Gibsland Villas Ltd.	206,022	54,116	(260,138)	0	0
Gilman Senior Apts.	35,221	0	(35,221)	0	6,722
Glenora Apts.	95,855	25,375	(121,230)	0	0
Hagewood Apts.	132,717	35,356	(168,073)	0	0
Hidden Hills Apts.	115,960	31,766	(147,726)	0	0
Hillwood Ltd.	86,050	22,603	(108,653)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2002
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited

Housing Partners IX	38,703	0	(38,703)	0	0
Housing Partners XVII	237,247	0	(237,247)	0	0
Houston Assoc.	231,913	61,675	(293,588)	0	0
Hurricane	187,630	53,058	(240,688)	0	0
Indianwood Apts. II	113,856	29,907	(143,763)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(169,340)	0	0
Kent Summit, Ltd.	57,958	15,552	(73,510)	0	0
Kingswood II, Ltd.	147,043	39,980	(187,023)	0	0
LaGrange Apts.-II	42,622	12,020	(54,642)	0	0
Larue Properties, Ltd.	179,346	48,632	(135,958)	92,020	0
Lewis Apts. Co.	157,956	43,544	(201,500)	0	0
Lewistown Apts.	67,666	17,774	(85,440)	0	0
Liberty Terrace Apts.	219,938	59,150	(279,088)	0	0
Longview Terrace Ltd.	159,185	41,813	(200,998)	0	0
Manor Apts-Caddo Mills	128,510	33,756	(162,266)	0	9,400
Marion Housing	126,096	34,575	(160,671)	0	0
Meadowland Apts.	129,131	33,919	(163,050)	0	0
Mills-Shapley Partnership	116,025	21,580	(137,605)	0	8,816
Mitchell II Ltd.	179,223	47,668	(226,891)	0	0
Mosswood Apt.	166,822	43,819	(210,641)	0	0
Mountain View Apts. II	181,108	48,986	(230,094)	0	0
Munfordville	82,613	21,341	(103,954)	0	0
North Deer Creek, Ltd.	174,358	45,799	(220,157)	0	0
Oak Valley Place II	113,459	32,068	(145,527)	0	0
Oakwood Apartments Ltd.	137,972	36,832	(174,804)	0	0
Orchard Commons, Ltd.	117,120	32,164	(149,284)	0	0
Park Place East Assoc.	235,188	63,353	(298,541)	0	0
Park Place North	140,826	38,570	(179,396)	0	0
Parkwood Assoc.	156,799	43,262	(200,061)	0	0
PDC Twenty Two LP	171,475	45,041	(216,516)	0	0
Perry Apts.	44,222	11,616	(55,838)	0	0
Pontontoc Ridge Apts.	179,487	43,210	(222,697)	0	1,485
Regency Apts. of Reno	137,659	36,348	(174,007)	0	0
Regency Plaza	151,427	41,514	(192,941)	0	0
Reservoir Hill L.P.	574,141	151,795	(507,493)	218,443	0
Reynolds & Assoc.	90,015	24,629	(114,644)	0	0
Ridgecrest Apts.	312,000	81,953	(393,953)	0	0
River View Apts.	21,494	5,646	(27,140)	0	0
Riverbend Apts.	119,075	31,278	(150,353)	0	0
Russell September Housing	73,415	20,618	(94,033)	0	0
Sacramento, Ltd.	178,195	51,004	(229,199)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(83,297)	18,293	0
Somerset West, Hills II	120,632	32,901	(153,533)	0	0
Southern Apts.	138,607	37,393	(176,000)	0	0
S ring Meadow Apts.	183,090	48,092	(231,182)	0	0
Streamside Assoc.	237,135	62,604	(299,739)	0	0
St. Rose Assoc.	181,343	47,831	(229,174)	0	0
Sullivan Garden Apts.	74,183	21,259	(95,442)	0	0
Summer Place-Deshano	79,257	21,410	(98,952)	1,715	0
Sunrise Apts.	81,782	21,679	(103,461)	0	0
Timberline	140,233	39,780	(180,013)	0	0
Valley Limited	121,637	33,777	(120,999)	34,415	0
Wayland Apts.	45,769	12,022	(57,791)	0	0
Wexford Assoc. L.P.	164,828	46,016	(210,844)	0	0

	12,045,637	3,146,687	(14,780,460)	411,864	26,423

	$26,625,095	$6,959,542	$(33,001,889)	$582,748	$83,588

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited
AFM RRH, Ltd.	$318,000	$84,977	$(402,977)	$0	$0
Alachua Villas	257,290	72,481	(329,771)	0	39,942
Baker Heights II Ltd.	200,252	53,782	(254,034)	0	0
Bayshore North Apts-IV	311,144	83,796	(394,940)	0	0
Blades Limited Partnership	262,681	70,838	(333,519)	0	0
Blanchard Apts.	165,624	43,899	(209,523)	0	0
Broadway Terrace, Ltd.	225,642	60,864	(286,506)	0	16,522
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Citrus Terrace, Ltd.	199,270	43,284	(242,554)	0	701
Cottonwood Seniors Apts.	163,777	43,216	(206,993)	0	0
Diamond Court II LP	230,379	63,419	(293,798)	0	0
Donaldsonville Seniors	297,323	79,316	(242,027)	134,612	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
First Street Apts.	320,407	85,344	(330,469)	75,282	0
Flambeau Village	774,580	204,642	(979,222)	0	0
Forest Park Apts.	215,330	55,915	(271,245)	0	0
Franklin Vista II	161,638	43,640	(205,278)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens *	216,964	57,187	(274,151)	0	0
Greenwood Assoc.	291,628	76,779	(368,407)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts. *	216,667	56,761	(273,428)	0	0
Hitchcock Housing	268,500	71,118	(339,618)	0	0
Joaquin Apts.	294,871	78,653	(332,931)	40,593	0
Lake City Village	312,889	74,743	(387,632)	0	0
Lakecrest Apts.	312,954	85,773	(384,053)	14,674	0
Lakeview Estates	241,595	65,845	(307,440)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	260,135	70,012	(330,147)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	223,752	58,149	(281,901)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	258,400	62,094	(290,332)	30,162	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	222,742	60,543	(283,285)	0	0
Oakdale-T F Management	247,884	65,506	(307,810)	5,580	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0
Pecan Villa Apts.	234,202	62,152	(296,354)	0	0
Pecanwoods Apts. III, Ltd.	261,277	69,024	(327,974)	2,327	0
Pocomoke Villas Ltd.	172,888	46,923	(219,811)	0	0
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	236,620	64,218	(300,838)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0
Taft Gardens	146,542	39,871	(186,413)	0	0
Taft Terrace	197,419	53,235	(250,654)	0	0
Valley Place Assoc.	306,818	81,774	(388,592)	0	0
West Meadow II Apts.	181,484	49,185	(230,669)	0	0
Willow Haven-Cross	323,905	85,080	(408,985)	0	0
Wilson Lake	395,646	105,304	(500,950)	0	0
Wolcott Assoc.	348,380	92,691	(441,071)	0	0
Woodcrest	233,244	61,464	(294,708)	0	0

	14,345,404	3,812,855	(17,855,029)	303,230	57,165

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited
Albany Commons, LTD	171,956	46,737	(216,118)	2,575	0
Anderson County Estates	120,768	32,116	(152,884)	0	0
Aurora Limited	59,558	24,540	(84,098)	0	0
Belfast Housing Assoc.	272,153	74,124	(346,277)	0	0
Berea Summit, Ltd.	42,056	11,855	(53,911)	0	0
Berkshire Apts. #2	134,933	35,898	(170,831)	0	0
Brentwood Apts.	157,050	42,237	(199,287)	0	0
Briar Hill Apts.	85,525	23,240	(108,765)	0	0
Bunkie Apts	164,009	43,277	(207,286)	0	0
Canal Town Assoc.	54,141	15,075	(23,267)	45,949	0
Canyon Hills Villas	74,694	20,719	(95,413)	0	0
Cedar Crest Apts.	93,972	25,078	(82,230)	36,820	0
Cherrywood (M & W)	54,180	15,253	(69,433)	0	0
Cle Elum	148,284	40,501	(188,785)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(158,119)	0	0
Clifford Heights Apts.	223,321	58,940	(282,261)	0	0
Cottondale Villa Apts.	179,706	47,404	(227,110)	0	0
Coushatta Seniors Apts.	168,909	44,958	(213,867)	0	0
Cypress View Estates	164,942	43,712	(208,654)	0	0
Delta Terrace	180,474	47,405	(227,879)	0	0
East Magnolia Village	161,503	42,422	(203,925)	0	0
Edmonson Prop.	112,124	31,246	(143,370)	0	0
Elliott Manor, Ltd.	190,347	48,550	(238,897)	0	0
Fieldcrest, Ltd.	114,667	30,120	(144,787)	0	0
Folsom South Venture	89,912	23,725	(113,637)	0	0
Gaslight Square	179,152	47,058	(226,210)	0	0
Gibsland Villas Ltd.	206,022	54,116	(260,138)	0	0
Gilman Senior Apts.	35,221	0	(35,221)	0	6,722
Glenmora Apts.	95,855	25,375	(121,230)	0	0
Hagewood Apts.	132,717	35,356	(168,073)	0	0
Hidden Hills Apts.	115,960	31,766	(147,726)	0	0
Hillwood Ltd.	86,050	22,603	(108,653)	0	0
Housing Partners IX	38,703	0	(38,703)	0	0
Housing Partners XVII	237,247	0	(237,247)	0	0
Houston Assoc.	232,663	61,675	(294,338)	0	0
Hurricane	187,630	53,058	(240,688)	0	0
Indianwood Apts. II	113,856	29,907	(143,763)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(169,340)	0	0
Kent Summit, Ltd.	58,209	15,552	(73,761)	0	0
Kingswood II, Ltd.	148,543	39,980	(188,523)	0	0
LaGrange Apts.-II	42,622	12,020	(54,642)	0	0
Larue Properties, Ltd.	179,346	48,632	(139,457)	88,521	0
Lewis Apts. Co.	158,706	43,544	(202,250)	0	0
Lewistown Apts.	67,666	17,774	(85,440)	0	0
Liberty Terrace Apts.	220,688	59,150	(279,838)	0	0
Longview Terrace Ltd.	159,185	41,813	(200,998)	0	0
Manor Apts-Caddo Mills	128,510	33,756	(162,266)	0	9,400
Marion Housing	126,846	34,575	(161,421)	0	0
Meadowland Apts.	129,131	33,919	(163,050)	0	0
Mills-Shapley Partnership	116,775	21,580	(138,355)	0	8,816
Mitchell II Ltd.	179,223	47,668	(226,891)	0	0
Mosswood Apt.	166,822	43,819	(210,641)	0	0
Mountain View Apts. II	181,829	48,986	(230,815)	0	0
Munfordville	82,613	21,341	(103,954)	0	0
North Deer Creek, Ltd.	174,358	45,799	(220,157)	0	0
Oak Valley Place II	113,459	32,068	(145,527)	0	0
Oakwood Apartments Ltd.	137,972	36,832	(174,804)	0	0
Orchard Commons, Ltd.	117,870	32,164	(146,096)	3,938	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2001
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited – continued
Park Place East Assoc.	235,938	63,353	(299,291)	0	0
Park Place North	141,576	38,570	(180,146)	0	0
Parkwood Assoc.	159,049	43,262	(202,311)	0	0
PDC Twenty Two LP	171,475	45,041	(216,516)	0	0
Perry Apts.	44,222	11,616	(55,838)	0	0
Pontontoc Ridge Apts.	164,502	43,210	(207,712)	0	1,485
Regency Apts. of Reno	137,659	36,348	(174,007)	0	0
Regency Plaza	152,177	41,514	(193,691)	0	0
Reservoir Hill L.P.	574,141	151,795	(493,442)	232,494	0
Reynolds & Assoc.	90,765	24,629	(115,394)	0	0
Ridgecrest Apts.	312,000	81,953	(393,953)	0	0
River View Apts.	21,494	5,646	(27,140)	0	0
Riverbend Apts.	119,075	31,278	(150,353)	0	0
Russell September Housing	74,165	20,618	(94,783)	0	0
Sacramento, Ltd.	178,945	51,004	(229,949)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(82,737)	18,853	0
Somerset West, Hills II	122,132	32,901	(155,033)	0	0
Southern Apts.	140,107	37,393	(177,500)	0	0
Spring Meadow Apts.	183,090	48,092	(231,182)	0	0
Streamside Assoc.	237,135	62,604	(299,739)	0	0
St. Rose Assoc.	181,343	47,831	(229,174)	0	0
Sullivan Garden Apts.	80,183	21,259	(101,442)	0	0
Summer Place-Deshano	79,257	21,410	(97,348)	3,319	0
Sunrise Apts.	81,782	21,679	(103,461)	0	0
Timberline	140,233	39,780	(180,013)	52,139	0
Valley Limited	121,637	33,777	(103,275)	0	0
Wayland Apts.	45,769	12,022	(57,791)	0	0
Wexford Assoc. L.P.	167,036	46,016	(213,052)	0	0

	12,065,501	3,146,687	(14,727,580)	484,608	26,423

	$26,410,906	$6,969,542	$(32,582,609)	$787,838	$83,588

All remaining contributions payable as of March 31, 2002 represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.
In addition to the above capital contributions, the Master Limited Partnerships made advances to certain Operating Limited Partnerships totaling $90,863 and $361,621 at March 31, 2002 and 2001, respectively. While the uncollectible amount cannot be estimated as of March 31, 2002, the advances may be collectible, if at all, only from a capital event upon the sale of the projects. During the year ended March 31, 2002, the Master Limited Partnership converted $286,958 in advances to contributed capital and recorded additional losses that had previously been suspended.
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note D — Subscriptions Receivable — Continued
Contributions receivable at March 31, 2002 consists of the following:

Past due installments from defaulting investors	$1,065,782
Amount representing unearned interest	(18,049)

$1,047,733

The Master Limited Partnership has recourse against the defaulting investors and has pursued collection of these amounts. However, all significant amounts deemed collectible have been collected. Subscriptions receivable are decreased with a corresponding decrease to the limited partners’ capital accounts as amounts are collected or the investor’s partnership unit is terminated.
Note E — Independent Manager
The Plan provides for the employment of an independent manager for the Master Limited Partnership. The Amended and Restated Management Agreement provides for the automatic annual renewal of the management agreement subject to certain events, as defined. Effective July 10, 1990, Megan Management Company, Inc. (“Megan”) was engaged to be the Independent Manager. As such, Megan became the Master Limited Partnership’s exclusive agent for all operations under the Plan, including those in connection with or relating to (a) collection, investment and disbursement of all funds of the Master Limited Partnership as provided in the Plan and the Escrow Agreement through the Escrow Account maintained at J.P. Morgan Chase Bank (formerly Manufacturers Hanover Trust), (b) maintenance of the books and records of the Partnership, (c) preparation of the Master Limited Partnership’s tax returns and review of all tax returns relating to the Master Limited Partnership’s interests in the Operating Partnerships and (d) furnishing assistance to the Investors with respect to tax information relating to the Investors’ interests in the Master Limited Partnership. As of December 31, 1992, all rights, powers and obligations of the Independent Manager were assigned to Megan Asset Management, Inc. (Note A).
As compensation for its services, the Independent Manager received $119,500 for the years ended March 31, 2002, 2001 and 2000. The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.
The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships. Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services. In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership. The Master Limited Partnership has paid Paul J. Maddock, PC $43,575, $44,050 and $40,525 during the years ended March 31, 2002, 2001 and 2000, respectively, for these services. A corresponding receivable from the Operating Partnerships for the payments on their behalf has been recorded as amounts that had not been reimbursed.
Megan Asset is compensated for additional services rendered and for work relating to defaulting investors. The Independent Manager’s compensation was $16,500, $49,800, and $16,774 during the years ended March 31, 2002, 2001, and 2000, respectively.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2002
Note F — Contingencies
Article 15 of the Plan (“Payments from Capital Events”) provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994. Such payments, in order of priority, include the following:
a)	Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership. At March 31, 2002, the amount due which has not been assumed is approximately $1,700,000. In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership. It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

b)	Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989. Accrued interest at March 31, 2002 was $2,379,645.

On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation. Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction. The payments will be made from available cash from capital events. The amount due at March 31, 2002 was $2,379,645.

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
The Master Limited Partnership has incurred net losses and operating cash deficits for the year ended March 31, 2002, 2001 and 2000. The Operating Partnerships must generate additional cash flow to fund operating expenses of the Master Limited Partnership. If the Operating Partnerships do not generate enough cash flow, the Master Limited Partnership will be required to sell interests in Operating Partnerships to generate cash flow.
Note G — Related Party Activity
The Master Limited Partnership paid expenses for legal assistance in connection with sale of and other matters relating to the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $171,766, $185,203 and $190,564 for the years ended March 31, 2002, 2001 and 2000, respectively.