Form 10-K, Exhibit 13
period 2003-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2005-11-17
CIK 874662

Exhibit 13
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
FINANCIAL STATEMENTS
March 31, 2003

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Financial Statements
March 31, 2003
CONTENTS:

Carter & Company
Certified Public Accountants, LLC
543 Highway 98 East
Suite 201
Destin, Florida 32541
Phone: 850-650-0125
Fax: 850-650-0126
INDEPENDENT AUDITORS’ REPORT
To The Partners
Bayfield Low Income Housing Limited Partnership
We have audited the accompanying balance sheet of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2003 and 2002, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Master Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Bayfield Low Income Housing Limited Partnership as of March 31, 2001 were audited by other auditors whose report dated June 5, 2002 was qualified for a scope limitation due to operating partnerships not being audited. We did not audit the financial statements of the one hundred forty one Operating Partnerships in 2003 and 2002 in which Bayfield Low Income Housing Limited Partnership has invested. The financial statements of fifty three in 2003 and fifty five in 2002 of these Operating Partnerships were audited by other auditors whose reports have been furnished to us and our opinion, to the extent it relates to the amounts included for these Operating Partnership investments, is based solely on the reports of the other auditors. These investments comprised twenty two percent and fifteen percent of the Master Limited Partnership’s total assets at March 31, 2003 and 2002, respectively, and one percent and seventy seven percent of the total loss of the Master Limited Partnership for the years ended March 31, 2003 and 2002, respectively.
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
The financial statements of eighty eight in 2003 and eighty six in 2002 of the Operating Partnerships were not audited. These investments comprised nineteen percent and thirty seven percent of the Master Limited Partnership’s total assets at March 31, 2003 and 2002, respectively and forty two percent and eleven percent of the total loss of the Master Limited Partnership for the years ended March 31, 2003 and 2002, respectively. We were unable to satisfy ourselves about Bayfield Low Income Housing Limited Partnership’s investment in these Operating Partnerships by means of other auditing procedures.

Carter & Company
Certified Public Accountants, LLC
In our opinion, based on our audit and the reports of other auditors, except for the effects of such adjustments, if any, as might have been determined to be necessary had the eighty eight Operating Partnerships in 2003 and eighty six Operating Partnerships in 2002 referred to in the preceding paragraph been audited, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership as of March 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Destin, Florida
September 9, 2005

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Balance Sheets
ASSETS

	March 31,
	2003	2002
INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS	$109,314	$582,748

OTHER ASSETS
Cash	55,442	153,427
Advances to operating partnerships	100,388	90,863

	$265,144	$827,038

LIABILITIES AND PARTNERS’ CAPITAL

	March 31,
	2003	2002
Accounts payable and accrued expenses	$143,255	$148,764
Contributions payable to operating partnerships	83,588	83,588

	226,843	232,352
Partners’ capital
Limited partners	1,086,031	1,642,414
General partner	3	5
Subscriptions receivable	(1,047,733)	(1,047,733)

	38,301	594,686

	$265,144	$827,038

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Operations

	For the Year Ended March 31,
	2003	2002	2001
Income
Interest income	$655	$3,964	$44,776
Other income	1,170	950	1,500

	1,825	4,914	46,276
Equity in losses of operating partnerships	(232,737)	(419,279)	(275,803)

Expenses
Management fees	119,500	119,500	119,500
Professional services	200,548	222,815	431,191
Other expense	5,425	5,992	31,406

	325,473	348,307	582,097

Net loss	$(556,385)	$(762,672)	$(811,624)

Net loss allocated to General Partner	$(2)	$(5)	$(5)

Net loss allocated to limited Partners	$(556,383)	$(762,667)	$(811,619)

Net loss per .05% limited partnership interest	$(278)	$(381)	$(406)

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Changes in Partners’ Capital

	Limited	General	Subscriptions
	Partners	Partners	Receivable	Total
Partners’ capital March 31, 2000	$3,226,650	$15	$(1,118,845)	$2,107,820

Net loss for the year ended March 31, 2001	(811,619)	(5)	0	(811,624)
Distributions	0	0	0	0
Collections and adjustments	(9,950)	0	61,650	51,700

Partners’ capital March 31, 2001	2,405,081	10	(1,057,195)	1,347,896

Net loss for the year ended March 31, 2002	(762,667)	(5)	0	(762,672)
Distributions	0	0	0	0
Collections and adjustments	0	0	9,462	9,462

Partners’ capital March 31, 2002	1,642,414	5	(1,047,733)	594,686

Net loss for the year ended March 31, 2003	(556,383)	(2)	0	(556,385)
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2003	$1,086,031	$3	$(1,047,733)	$38,301

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS
Statements of Cash Flows

	For the Year Ended March 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(556,385)	$(762,672)	$(811,624)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in losses of operating partnerships	232,737	419,279	275,802
(Increase) decrease in other assets	0	0	(8,500)
Increase (decrease) in accounts payable and accrued expenses	(5,509)	16,221	66,935

Total adjustments	227,228	435,500	334,237

Net cash used by operating activities	(329,157)	(327,172)	(477,387)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from operating partnerships	110,947	75,017	43,917
Sales proceeds — partnership interest	129,750	0	0
Capital contributions paid to operating Partnerships	0	0	(10,947)

Net cash provided by investing activities	240,697	75,017	32,970

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances to operating partnerships	(9,525)	(18,448)	0
Capital contributions received	0	9,462	51,700
Repurchase of limited partnership unit	0	0	0

Net cash provided by financing activities	(9,525)	(8,986)	51,700

NET DECREASE IN CASH	(97,985)	(261,141)	(392,717)

CASH BALANCE, BEGINNING OF YEAR	153,427	414,568	807,285

CASH BALANCE, END OF YEAR	$55,442	$153,427	$414,568

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements
March 31, 2003
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
March 31, 2003
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
Notes to Financial Statements
March 31, 2003
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
Notes to Financial Statements
March 31, 2003
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
March 31, 2003
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
March 31, 2003
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
March 31, 2003
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
March 31, 2003
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
March 31, 2003
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
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2003 and March 31, 2002 (Note B) is as follows:

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$318,000	$84,977	$(402,977)	$0	$0
Alachua Villas	338,062	72,481	(410,543)	0	39,942
Baker Heights II Ltd.	180,078	53,782	(233,860)	0	0
Bayshore North Apts-IV	309,470	83,796	(393,266)	0	0
Blades Limited Partnership	261,181	70,838	(332,019)	0	0
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Citrus Terrace, Ltd.	256,368	43,284	(299,652)	0	701
Cottonwood Seniors Apts.	156,477	43,216	(199,693)	0	0
Diamond Court II LP	228,879	63,419	(292,298)	0	0
Donaldsonville Seniors	292,823	79,316	(318,489)	53,650	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
Flambeau Village	758,080	204,642	(962,722)	0	0
Forest Park Apts.	220,464	55,915	(276,379)	0	0
Franklin Vista II	160,138	43,640	(203,778)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens	216,214	57,187	(273,401)	0	0
Greenwood Assoc.	293,264	76,779	(370,043)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts.	216,667	56,761	(273,428)	0	0
Hitchcock Housing	267,750	71,118	(338,868)	0	0
Joaquin Apts.	291,671	78,653	(370,324)	0	0
Lake City Village	413,896	74,743	(488,639)	0	0
Lakecrest Apts.	311,454	85,773	(397,227)	0	0
Lakeview Estates	240,512	65,845	(306,357)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	258,635	70,012	(328,647)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	222,252	58,149	(280,401)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	250,200	62,094	(307,099)	5,195	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	222,742	60,543	(283,285)	0	0
Oakdale-T F Management	241,884	65,506	(307,390)	0	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0
Pecan Villa Apts.	234,202	62,152	(296,354)	0	0
Pecanwoods Apts. III, Ltd.	255,077	69,024	(324,101)	0	0
Pocomoke Villas Ltd.	171,388	46,923	(218,311)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2003
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	236,447	64,218	(300,665)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0
Taft Gardens	145,792	39,871	(185,663)	0	0
Taft Terrace	196,669	53,235	(249,904)	0	0
Valley Place Assoc.	305,318	81,774	(387,092)	0	0
West Meadow II Apts.	180,734	49,185	(229,919)	0	0
Willow Haven-Cross	323,905	85,080	(408,985)	0	0
Wilson Lake	394,896	105,304	(500,200)	0	0
Wolcott Assoc.	346,880	92,691	(439,571)	0	0
Woodcrest	233,244	61,464	(294,708)	0	0

	13,786,374	3,622,748	(17,350,277)	58,845	40,643

Partnerships which were unaudited

Albany Commons, LTD	169,706	46,737	(216,443)	0	0
Anderson County Estates	120,018	32,116	(152,134)	0	0
Belfast Housing Assoc.	271,403	74,124	(345,527)	0	0
Berea Summit, Ltd.	41,588	11,855	(53,443)	0	0
Berkshire Apts. #2	134,933	35,898	(170,831)	0	0
Blanchard Apts.	158,774	43,899	(202,673)	0	0
Brentwood Apts.	156,300	42,237	(198,537)	0	0
Briar Hill Apts.	83,981	23,240	(107,221)	0	0
Broadway Terrace	225,642	60,864	(286,506)	0	16,522
Bunkie Apts	157,759	43,277	(201,036)	0	0
Canal Town Assoc.	52,391	15,075	(64,466)	3,000	0
Canyon Hills Villas	73,569	20,719	(94,288)	0	0
Cedar Crest Apts.	93,972	25,078	(119,050)	0	0
Cherrywood (M & W)	46,168	15,253	(61,421)	0	0
Cle Elum	147,534	40,501	(188,035)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(158,119)	0	0
Clifford Heights Apts.	221,796	58,940	(280,736)	0	0
Cottondale Villa Apts.	179,706	47,404	(227,110)	0	0
Coushatta Seniors Apts.	163,309	44,958	(208,267)	0	0
Cypress View Estates	164,942	43,712	(208,654)	0	0
Delta Terrace	180,474	47,405	(227,879)	0	0
East Magnolia Village	161,503	42,422	(203,925)	0	0
Edmonson Prop.	111,374	31,246	(142,620)	0	0
Elliott Manor, Ltd.	188,847	48,550	(237,397)	0	0
Fieldcrest, Ltd.	114,667	30,120	(144,787)	0	0
Folsom South Venture	89,912	23,725	(113,637)	0	0
Gaslight Square	179,152	47,058	(226,210)	0	0
Gibsland Villas Ltd.	206,022	54,116	(260,138)	0	0
Gilman Senior Apts.	35,221	0	(35,221)	0	6,722
Glenmora Apts.	95,855	25,375	(121,230)	0	0
Hagewood Apts.	132,717	35,356	(168,073)	0	0
Hidden Hills Apts.	115,154	31,766	(146,920)	0	0
Hillwood Ltd.	86,050	22,603	(108,653)	0	0
Housing Partners IX	38,703	0	(38,703)	0	0
Housing Partners XVII	237,247	0	(237,247)	0	0
Houston Assoc.	231,163	61,675	(292,838)	0	0
Hurricane	187,630	53,058	(240,688)	0	0
Indianwood Apts. II	113,856	29,907	(143,763)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(169,340)	0	0
Kent Summit, Ltd.	57,456	15,552	(73,008)	0	0
Kingswood II, Ltd.	146,293	39,980	(186,273)	0	0
LaGrange Apts.-II	42,622	12,020	(54,642)	0	0
Larue Properties, Ltd.	178,596	48,632	(222,228)	5,000	0
Lewis Apts. Co.	157,206	43,544	(200,750)	0	0
Lewistown Apts.	67,666	17,774	(85,440)	0	0
Liberty Terrace Apts.	219,188	59,150	(278,338)	0	0
Longview Terrace Ltd.	159,185	41,813	(200,998)	0	0
Manor Apts-Caddo Mills	128,510	33,756	(162,266)	0	9,400
Marion Housing	126,096	34,575	(160,671)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2003
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited – continued

Meadowland Apts.	129,131	33,919	(163,050)	0	0
Mills-Shapley Partnership	115,275	21,580	(136,855)	0	8,816
Mitchell II Ltd.	159,213	47,668	(206,881)	0	0
Mosswood Apt.	166,822	43,819	(210,641)	0	0
Mountain View Apts. II	180,329	48,986	(229,315)	0	0
Munfordville	82,613	21,341	(103,954)	0	0
North Deer Creek, Ltd.	174,358	45,799	(220,157)	0	0
Oak Valley Place II	113,459	32,068	(145,527)	0	0
Oakwood Apartments Ltd.	137,972	36,832	(174,804)	0	0
Orchard Commons, Ltd.	115,620	32,164	(147,784)	0	0
Park Place East Assoc.	234,438	63,353	(297,791)	0	0
Park Place North	140,076	38,570	(178,646)	0	0
Parkwood Assoc.	156,049	43,262	(199,311)	0	0
PDC Twenty Two LP	171,475	45,041	(216,516)	0	0
Perry Apts.	44,222	11,616	(55,838)	0	0
Pontontoc Ridge Apts.	179,487	43,210	(222,697)	0	1,485
Regency Apts. of Reno	137,659	36,348	(174,007)	0	0
Regency Plaza	150,677	41,514	(192,191)	0	0
Reynolds & Assoc.	78,867	24,629	(103,496)	0	0
Reservoir Hill & Assoc.	574,141	151,795	(706,286)	19,650	0
Ridgecrest Apts.	312,000	81,953	(393,953)	0	0
River View Apts.	21,494	5,646	(26,303)	837	0
Riverbend Apts.	119,075	31,278	(150,353)	0	0
Russell September Housing	73,415	20,618	(94,033)	0	0
Sacramento, Ltd.	178,195	51,004	(229,199)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(79,608)	21,982	0
Somerset West, Hills II	120,632	32,901	(153,533)	0	0
Southern Apts.	135,107	37,393	(172,500)	0	0
Spring Meadow Apts.	183,090	48,092	(231,182)	0	0
Streamside Assoc.	234,735	62,604	(297,339)	0	0
St. Rose Assoc.	181,343	47,831	(229,174)	0	0
Sullivan Garden Apts.	74,183	21,259	(95,442)	0	0
Summer Place-Deshano	79,257	21,410	(100,667)	0	0
Sunrise Apts.	81,782	21,679	(103,461)	0	0
Timberline	138,733	39,780	(178,513)	0	0
Valley Limited	106,637	33,777	(140,414)	0	0
Wayland Apts.	45,769	12,022	(57,791)	0	0
Wexford Assoc. L.P.	163,586	46,016	(209,602)	0	0

	12,280,753	3,226,910	(15,457,194)	50,469	42,945

	$26,067,127	$6,849,658	$(32,807,471)	$109,314	$83,588

	At March 31, 2002
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$318,000	$84,977	$(402,977)	$0	$0
Alachua Villas	338,062	72,481	(410,543)	0	39,942
Baker Heights II Ltd.	199,502	53,782	(253,284)	0	0
Bayshore North Apts-IV	310,307	83,796	(394,103)	0	0
Blades Limited Partnership	261,931	70,838	(332,769)	0	0
Blanchard Apts.	164,124	43,899	(208,023)	0	0
Broadway Terrace, Ltd.	225,642	60,864	(286,506)	0	16,522
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Citrus Terrace, Ltd.	256,368	43,284	(299,652)	0	701
Cottonwood Seniors Apts.	163,027	43,216	(206,243)	0	0
Diamond Court II LP	229,629	63,419	(293,048)	0	0
Donaldsonville Seniors	295,823	79,316	(295,623)	79,516	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
First Street Apts.	319,657	85,344	(361,930)	43,071	0
Flambeau Village	758,830	204,642	(963,472)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2003
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
March 31, 2003
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements
March 31, 2003
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

During the year ended March 31, 2003, the Master Limited Partnership sold various percentages of its partnership interest in seven operating partnerships for $129,750. The gain from the sale was approximately the sales proceeds and is included in equity in income of operating partnerships in the Statement of Operations. The sales resulted in the complete divestiture of two operating partnerships. At March 31, 2003, the Master Limited Partnership had investments in 139 operating partnerships.
All remaining contributions payable as of March 31, 2003 represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.
In addition to the above capital contributions, the Master Limited Partnerships made advances to certain Operating Limited Partnerships totaling $100,388, $90,863 and $361,621 at March 31, 2003, 2002 and 2001, respectively. While the uncollectible amount cannot be estimated as of March 31, 2003, the advances may be collectible, if at all, only from a capital event upon the sale of the projects. During the year ended March 31, 2002, the Master Limited Partnership converted $286,958 in advances to contributed capital and recorded additional losses that had previously been suspended.
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
Contributions receivable at March 31, 2003 consists of the following:

Past due installments from defaulting investors	$1,065,782
Amount representing unearned interest	(18,049)

$1,047,733

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements
March 31, 2003
Note D — Subscriptions Receivable — Continued
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
As compensation for its services, the Independent Manager received $119,500 for the years ended March 31, 2003, 2002 and 2001. The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.
The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships. Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services. In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership. The Master Limited Partnership has paid Paul J. Maddock, PC $42,925, $43,575 and $44,050 during the years ended March 31, 2003, 2002 and 2001, respectively, for these services. A corresponding receivable from the Operating Partnerships for the payments on their behalf has been recorded as amounts that had not been reimbursed.
Megan Asset is compensated for additional services rendered and for work relating to defaulting investors. The Independent Manager’s compensation was $4,500, $16,500 and $49,800 during the years ended March 31, 2003, 2002, and 2001, respectively.
Note F — Contingencies
     Article 15 of the Plan (“Payments from Capital Events”) provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994. Such payments, in order of priority, include the following:

Note F — Contingencies — Continued
a)	Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership. At March 31, 2003, the amount due which has not been assumed is approximately $1,600,000. In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership. It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

b)	Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989. Accrued interest at March 31, 2003 was $2,570,017.

On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation. Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction. The payments will be made from available cash from capital events. The amount due at March 31, 2003 was $2,474,831.

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
The Master Limited Partnership has incurred net losses and operating cash deficits for the year ended March 31, 2003, 2001 and 2000. The Operating Partnerships must generate additional cash flow to fund operating expenses of the Master Limited Partnership. Since the Operating Partnerships do not generate enough cash flow, the Master Limited Partnership will be required to sell interests in Operating Partnerships to generate cash flow.
Note G — Related Party Activity
The Master Limited Partnership paid expenses for legal assistance in connection with sale of and other matters related to the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $195,766, $171,766 and $185,203 for the years ended March 31, 2003, 2002 and 2001, respectively.