Form 10-K, Exhibit 13
period 2004-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2005-11-17
CIK 874662

Exhibit 13
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

March 31, 2004

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Financial Statements
March 31, 2004

543 Highway 98 East
Suite 201
Destin, Florida 32541
Phone: 850-650-0125
Fax: 850-650-0126

INDEPENDENT AUDITORS’ REPORT

To The Partners
Bayfield Low Income Housing Limited Partnership
  We have audited the accompanying balance sheets of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended.  These financial statements are the responsibility of the Master Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the one hundred thirty nine in 2004 and one hundred forty one in 2003 Operating Partnerships in which Bayfield Low Income Housing Limited Partnership has invested. The financial statements of fifty two in 2004 and fifty three in 2003 of these Operating Partnerships were audited by other auditors whose reports have been furnished to us and our opinion, to the extent it relates to the amounts included for these Operating Partnership investments, is based solely on the reports of the other auditors. These investments comprised zero percent and twenty two percent of the Master Limited Partnership’s total assets at March 31, 2004 and 2003, respectively, and zero percent and one percent of the total loss of the Master Limited Partnership for the years ended March 31, 2004 and 2003, respectively.
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
The financial statements of eighty seven in 2004 and eighty eight in 2003 of the Operating Partnerships were not audited. These investments comprised less than one percent and nineteen percent of the Master Limited Partnership’s total assets at March 31, 2004 and 2003, respectively and less than one percent and forty two percent of the total loss of the Master Limited Partnership for the years ended March 31, 2004 and 2003, respectively. We were unable to satisfy ourselves about Bayfield Low Income Housing Limited Partnership’s investment in these Operating Partnerships by means of other auditing procedures.

      In our opinion, based on our audit and the reports of other auditors, except for the effects of such adjustments, if any, as might have been determined to be necessary had the eighty seven Operating Partnerships in 2004 and eighty eight Operating Partnerships in 2003 referred to in the preceding paragraph been audited, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership as of March 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Destin, Florida
September 9, 2005

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Balance Sheets

ASSETS

	March 31,
	2004	2003
INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS	$48,215	$109,314
OTHER ASSETS
Cash	258,095	55,442
Advances to operating partnerships	114,675	100,388

	$420,985	$265,144

LIABILITIES AND PARTNERS’ CAPITAL

	March 31,
	2004	2003
Accounts payable and accrued expenses	$171,781	$143,255
Loan payable — Dominium — Note H	199,397	0
Contributions payable to operating partnerships	24,938	83,588

	396,116	226,843
Partners’ capital
Limited partners	1,072,599	1,086,031
General partner	3	3
Subscriptions receivable	(1,047,733)	(1,047,733)

	24,869	38,301

	$420,985	$265,144

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Operations

	For the Year Ended March 31,
	2004	2003	2002

Income
Interest income	$303	$655	$3,964
Other income	2,022	1,170	950

	2,325	1,825	4,914
Equity in income (losses) of operating partnerships	521,582	(232,737)	(419,279)

Expenses
Management fees	117,625	119,500	119,500
Professional services	386,599	200,548	222,815
Other expense	6,155	5,425	5,992
Continental pre-petition Expense — Note F	26,960	0	0

	537,339	325,473	348,307

Net loss	$(13,432)	$(556,385)	$(762,672)

Net loss allocated to General Partner	$0	$(2)	$(5)

Net loss allocated to limited Partners	$(13,432)	$(556,383)	$(762,667)

Net loss per .05% limited partnership interest	$(6)	$(278)	$(381)

              The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Changes in Partners’ Capital

	Limited	General	Subscriptions
	Partners	Partners	Receivable	Total
Partners’ capital March 31, 2001	$2,405,081	$10	$(1,057,195)	$1,347,896

Net loss for the year ended March 31, 2002	(762,667)	(5)	0	(762,672)
Distributions	0	0	0	0
Collections and adjustments	0	0	9,462	9,462

Partners’ capital March 31, 2002	1,642,414	5	(1,047,733)	594,686

Net loss for the year ended March 31, 2003	(556,383)	(2)	0	(556,385)
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2003	1,086,031	3	(1,047,733)	38,301

Net loss for the year ended March 31, 2004	(13,432)	0	0	(13,432)
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2004	$1,072,599	$3	$(1,047,733)	$24,869

                      The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS
Statements of Cash Flows

	For the Year Ended March 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,432)	$(556,385)	$(762,672)

Adjustments to reconcile net loss to net cash used by operating activities:
Equity in (profits) losses of operating partnerships	(521,582)	232,737	419,279
Increase (decrease) in accounts payable and accrued expenses	28,526	(5,509)	16,221

Total adjustments	(493,056)	227,228	435,500

Net cash used by operating activities	(506,488)	(329,157)	(327,172)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from operating partnerships	37,270	110,947	75,017
Sales proceeds — partnership interest	486,761	129,750	0
Loan proceeds — Dominion	199,397	0	0

Net cash provided by investing activities	723,428	240,697	75,017

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances to operating partnerships	(14,287)	(9,525)	(18,448)
Capital contributions received	0	0	9,462

Net cash provided by financing activities	(14,287)	(9,525)	(8,986)

NET INCREASE (DECREASE) IN CASH	202,653	(97,985)	(261,141)

CASH BALANCE, BEGINNING OF YEAR	55,442	153,427	414,568

CASH BALANCE, END OF YEAR	$258,095	$55,442	$153,427

               The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements – Continued   March 31, 2004
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
Notes to Financial Statements – Continued
March 31, 2004
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
Notes to Financial Statements – Continued
March 31, 2004
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
Notes to Financial Statements – Continued
March 31, 2004
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
March 31, 2004
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
March 31, 2004
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
March 31, 2004
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
March 31, 2004
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
March 31, 2004
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
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2004 and March 31, 2003 (Note B) is as follows:

	At March 31, 2004
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$298,498	$84,977	$(383,475)	$0	$0
Baker Heights II Ltd.	179,328	53,782	(233,110)	0	0
Bayshore North Apts-IV	308,633	83,796	(392,429)	0	0
Blades Limited Partnership	260,431	70,838	(331,269)	0	0
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Cottonwood Seniors Apts.	143,086	43,216	(186,302)	0	0
Diamond Court II LP	228,129	63,419	(291,548)	0	0
Donaldsonville Seniors	270,598	79,316	(349,914)	0	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
Forest Park Apts.	217,939	55,915	(273,854)	0	0
Franklin Vista II	159,388	43,640	(203,028)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens	215,464	57,187	(272,651)	0	0
Greenwood Assoc.	293,264	76,779	(370,043)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts.	216,667	56,761	(273,428)	0	0
Hitchcock Housing	267,750	71,118	(338,868)	0	0
Joaquin Apts.	272,359	78,653	(351,012)	0	0
Lakecrest Apts.	311,454	85,773	(397,227)	0	0
Lakeview Estates	239,429	65,845	(305,274)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	257,885	70,012	(327,897)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	222,252	58,149	(280,401)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	227,032	62,094	(289,126)	0	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	220,492	60,543	(281,035)	0	0
Oakdale-T F Management	223,188	65,506	(288,694)	0	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0
Pecan Villa Apts.	216,026	62,152	(278,178)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2004
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited — Continued

Pecanwoods Apts. III, Ltd.	254,327	69,024	(323,351)	0	0
Pocomoke Villas Ltd.	170,638	46,923	(217,561)	0	0
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	235,697	64,218	(299,915)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0
Taft Gardens	145,042	39,871	(184,913)	0	0
Taft Terrace	195,919	53,235	(249,154)	0	0
Valley Place Assoc.	286,645	81,774	(368,419)	0	0
West Meadow II Apts.	180,734	49,185	(229,919)	0	0
Willow Haven-Cross City	323,905	85,080	(408,985)	0	0
Wilson Lake	394,896	105,304	(500,200)	0	0
Wolcott Assoc.	346,130	92,691	(438,821)	0	0
Woodcrest	233,244	61,464	(294,708)	0	0

	11,851,130	3,227,598	(15,078,728)	0	0

	At March 31, 2004
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited

Albany Commons, LTD	168,956	46,737	(215,693)	0	0
Anderson County Estates	109,073	32,116	(141,189)	0	0
Belfast Housing Assoc.	271,403	74,124	(345,527)	0	0
Berea Summit, Ltd.	41,120	11,855	(52,975)	0	0
Berkshire Apts. #2	134,183	35,898	(170,081)	0	0
Blanchard Apts.	146,338	43,899	(190,237)	0	0
Brentwood Apts.	155,550	42,237	(197,787)	0	0
Briar Hill Apts.	83,975	23,240	(107,215)	0	0
Bunkie Apts	146,247	43,277	(189,524)	0	0
Canal Town Assoc.	52,391	15,075	(60,556)	6,910	0
Canyon Hills Villas	73,569	20,719	(94,288)	0	0
Cedar Crest Apts.	93,972	25,078	(119,050)	0	0
Cherrywood (M & W)	45,418	15,253	(60,671)	0	0
Cle Elum	147,534	40,501	(188,035)	0	0
Cleveland Courts, Ltd.	124,589	33,530	(158,119)	0	0
Clifford Heights Apts.	221,796	58,940	(280,736)	0	0
Cottondale Villa Apts.	179,706	47,404	(227,110)	0	0
Coushatta Seniors Apts.	150,236	44,958	(195,194)	0	0
Cypress View Estates	164,942	43,712	(208,654)	0	0
Delta Terrace	180,474	47,405	(227,879)	0	0
East Magnolia Village	161,503	42,422	(203,925)	0	0
Edmonson Prop.	109,874	31,246	(141,120)	0	0
Elliott Manor, Ltd.	187,347	48,550	(235,897)	0	0
Fieldcrest, Ltd.	114,667	30,120	(144,787)	0	0
Folsom South Venture	89,912	23,725	(113,637)	0	0
Gaslight Square	179,152	47,058	(226,210)	0	0
Gibsland Villas Ltd.	206,022	54,116	(260,138)	0	0
Gilman Senior Apts.	35,221	0	(35,221)	0	6,722
Glenora Apts.	95,855	25,375	(121,230)	0	0
Hagewood Apts.	132,717	35,356	(168,073)	0	0
Hidden Hills Apts.	115,154	31,766	(146,920)	0	0
Hillwood Ltd.	86,050	22,603	(108,653)	0	0
Housing Partners IX	38,703	0	(38,703)	0	0
Housing Partners XVII	237,247	0	(237,247)	0	0
Houston Assoc.	209,665	61,675	(271,340)	0	0
Hurricane	186,880	53,058	(239,938)	0	0
Indianwood Apts. II	113,856	29,907	(143,763)	0	0
Jonesville Apts. for Sr.	133,404	35,936	(169,340)	0	0
Kent Summit, Ltd.	57,205	15,552	(72,757)	0	0
Kingswood II, Ltd.	146,293	39,980	(186,273)	0	0
LaGrange Apts.-II	42,622	12,020	(54,642)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2004
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited — Continued

Larue Properties, Ltd.	177,096	48,632	(213,168)	12,560	0
Lewis Apts. Co.	156,456	43,544	(200,000)	0	0
Lewistown Apts.	67,666	17,774	(85,440)	0	0
Liberty Terrace Apts.	199,593	59,150	(258,743)	0	0
Manor Apts-Caddo Mills	109,810	33,756	(143,566)	0	9,400
Marion Housing	126,096	34,575	(160,671)	0	0
Meadowland Apts.	129,131	33,919	(163,050)	0	0
Mills-Shapley Partnership	114,525	21,580	(136,105)	0	8,816
Mosswood Apt.	166,822	43,819	(210,641)	0	0
Mountain View Apts. II	180,329	48,986	(229,315)	0	0
Munfordville	82,613	21,341	(103,954)	0	0
North Deer Creek, Ltd.	174,358	45,799	(220,157)	0	0
Oak Valley Place II	113,459	32,068	(145,527)	0	0
Oakwood Apartments Ltd.	127,118	36,832	(163,950)	0	0
Orchard Commons, Ltd.	114,870	32,164	(147,034)	0	0
Park Place East Assoc.	225,577	63,353	(288,930)	0	0
Park Place North	133,126	38,570	(171,696)	0	0
Parkwood Assoc.	156,049	43,262	(199,311)	0	0
PDC Twenty Two LP	171,475	45,041	(216,516)	0	0
Perry Apts.	41,269	11,616	(52,885)	0	0
Regency Apts. of Reno	137,659	36,348	(174,007)	0	0
Regency Plaza	150,677	41,514	(192,191)	0	0
Reynolds & Assoc. (North Place III)	78,117	24,629	(102,746)	0	0
Reservoir Hill L.P.	574,141	151,795	(716,128)	9,808	0
Ridgecrest Apts.	312,000	81,953	(393,953)	0	0
Riverbend Apts.	119,075	31,278	(150,353)	0	0
Russell September Housing	73,415	20,618	(94,033)	0	0
Sacramento, Ltd.	177,445	51,004	(228,449)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(82,653)	18,937	0
Somerset West, Hills II	120,632	32,901	(153,533)	0	0
Southern Apts.	125,482	37,393	(162,875)	0	0
Sring Meadow Apts.	183,090	48,092	(231,182)	0	0
Streamside Assoc.	232,335	62,604	(294,939)	0	0
St. Rose Assoc.	181,343	47,831	(229,174)	0	0
Summer Place-Deshano	79,257	21,410	(100,667)	0	0
Sunrise Apts.	81,782	21,679	(103,461)	0	0
Timberline	124,107	39,780	(163,887)	0	0
Valley Limited	106,637	33,777	(140,414)	0	0
Wayland Apts.	45,769	12,022	(57,791)	0	0
Wexford Assoc. L.P.	162,936	46,016	(208,952)	0	0

	11,284,146	3,006,450	(14,242,381)	48,215	24,938

	$23,135,276	$6,234,048	$(29,321,109)	$48,215	$24,938

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$318,000	$84,977	$(402,977)	$0	$0
Alachua Villas	338,062	72,481	(410,543)	0	39,942
Baker Heights II Ltd.	180,078	53,782	(233,860)	0	0
Bayshore North Apts-IV	309,470	83,796	(393,266)	0	0
Blades Limited Partnership	261,181	70,838	(332,019)	0	0
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited — Continued

Citrus Terrace, Ltd.	256,368	43,284	(299,652)	0	701
Cottonwood Seniors Apts.	156,477	43,216	(199,693)	0	0
Diamond Court II LP	228,879	63,419	(292,298)	0	0
Donaldsonville Seniors	292,823	79,316	(318,489)	53,650	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
Flambeau Village	758,080	204,642	(962,722)	0	0
Forest Park Apts.	220,464	55,915	(276,379)	0	0
Franklin Vista II	160,138	43,640	(203,778)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens *	216,214	57,187	(273,401)	0	0
Greenwood Assoc.	293,264	76,779	(370,043)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts. *	216,667	56,761	(273,428)	0	0
Hitchcock Housing	267,750	71,118	(338,868)	0	0
Joaquin Apts.	291,671	78,653	(370,324)	0	0
Lake City Village	413,896	74,743	(488,639)	0	0
Lakecrest Apts.	311,454	85,773	(397,227)	0	0
Lakeview Estates	240,512	65,845	(306,357)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	258,635	70,012	(328,647)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	222,252	58,149	(280,401)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	250,200	62,094	(307,099)	5,195	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	222,742	60,543	(283,285)	0	0
Oakdale-T F Management	241,884	65,506	(307,390)	0	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0
Pecan Villa Apts.	234,202	62,152	(296,354)	0	0
Pecanwoods Apts. III, Ltd.	255,077	69,024	(324,101)	0	0
Pocomoke Villas Ltd.	171,388	46,923	(218,311)	0	0
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	236,447	64,218	(300,665)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0
Taft Gardens	145,792	39,871	(185,663)	0	0
Taft Terrace	196,669	53,235	(249,904)	0	0
Valley Place Assoc.	305,318	81,774	(387,092)	0	0
West Meadow II Apts.	180,734	49,185	(229,919)	0	0
Willow Haven-Cross	323,905	85,080	(408,985)	0	0
Wilson Lake	394,896	105,304	(500,200)	0	0
Wolcott Assoc.	346,880	92,691	(439,571)	0	0
Woodcrest	233,244	61,464	(294,708)	0	0

	13,786,374	3,622,748	(17,350,277)	58,845	40,643

Partnerships which were unaudited

Albany Commons, LTD	169,706	46,737	(216,443)	0	0
Anderson County Estates	120,018	32,116	(152,134)	0	0
Belfast Housing Assoc.	271,403	74,124	(345,527)	0	0
Berea Summit, Ltd.	41,588	11,855	(53,443)	0	0
Berkshire Apts. #2	134,933	35,898	(170,831)	0	0
Blanchard Apts.	158,774	43,899	(202,673)	0	0
Brentwood Apts.	156,300	42,237	(198,537)	0	0
Briar Hill Apts.	83,981	23,240	(107,221)	0	0
Broadway Terrace	225,642	60,864	(286,506)	0	16,522
Bunkie Apts	157,759	43,277	(201,036)	0	0
Canal Town Assoc.	52,391	15,075	(64,466)	3,000	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2003
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited — Continued

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
March 31, 2004
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

During the year ended March 31, 2004, the Master Limited Partnership sold various percentages of its partnership interest in thirty operating partnerships for $483,090. The gain from the sale was approximately the sales proceeds and is included in equity in income of operating partnerships in the Statement of Operations. The sales resulted in the complete divestiture of ten operating partnerships. At March 31, 2004, the Master Limited Partnership had investments in 129 operating partnerships.
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
All remaining contributions payable as of March 31, 2004 represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.
In addition to the above capital contributions, the Master Limited Partnerships made advances to certain Operating Limited Partnerships totaling $114,675, $100,388 and $90,863 at March 31, 2004, 2003 and 2002, respectively. While the uncollectible amount cannot be estimated as of March 31, 2004, the advances may be collectible, if at all, only from a capital event upon the sale of the projects. During the year ended March 31, 2002, the Master Limited Partnership converted $286,958 in advances to contributed capital and recorded additional losses that had previously been suspended.
Note D — Subscriptions Receivable
When the investors were admitted as limited partners in one of the Debtor Investor Partnerships, each investor made a cash down payment for his or her limited partnership interest and executed a recourse promissory note for the balance. Contributions receivable represent the remaining balance of the recourse promissory notes executed by investors for their capital contributions which are payable to the Master Limited Partnership. While the

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note D — Subscriptions Receivable — Continued
majority of the notes were non-interest bearing, the notes for certain Debtor Investor Partnerships included interest at rates ranging from four and one-half percent to nine percent.
Contributions receivable at March 31, 2004 consists of the following:

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
As compensation for its services, the Independent Manager received $117,625 for March 31, 2004 and $119,500 for the years ended March 31, 2003 and 2002. The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.
The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships. Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services. In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership. The Master Limited Partnership has paid Paul J. Maddock, PC $41,825, $42,925 and $43,575 during the years ended March 31, 2004, 2003 and 2002, respectively, for these services. A corresponding receivable from the Operating Partnerships for the payments on their behalf has been recorded as amounts that had not been reimbursed.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note E — Independent Manager — Continued
Megan Asset is compensated for additional services rendered. The Independent Manager’s compensation was $4,000, $4,500 and $16,500 during the years ended March 31, 2004, 2003 and 2002, respectively.
Note F — Contingencies
Article 15 of the Plan (“Payments from Capital Events”) provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994. Such payments, in order of priority, include the following:
a)	Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership. At March 31, 2004, the amount due which has not been assumed is approximately $1,400,000. In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership. It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

b)	Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989. Accrued interest at March 31, 2004 was $2,760,389.

On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation. Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction. The payments will be made from available cash from capital events. During the year ended, March 31, 2004, payments of $26,690 were paid from cash available from capital events to Megan Asset Management, Inc. This amount was recorded as an expense in the Statement of Operations. The remaining amount due at March 31, 2004 was $2,543,327.

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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2004
Note F — Contingencies — Continued
The Master Limited Partnership has incurred net losses and operating cash deficits for the years ended March 31, 2004, 2003 and 2002. The Operating Partnerships must generate additional cash flow to fund operating expenses of the Master Limited Partnership. Since the Operating Partnerships do not generate enough cash flow, the Master Limited Partnership will be required to sell interests in Operating Partnerships to generate cash flow.
Note G — Related Party Activity
The Master Limited Partnership paid expenses for legal assistance relating to the proceedings with the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $262,090, $195,766 and $171,766 for the years ended March 31, 2004, 2003 and 2002, respectively.
Note H — Dominium
The Partnership received loans of $402,465, of which $199,397 was outstanding as of March 31, 2004, as an advanced payment towards its sale of fourteen of Bayfield’s operating partnerships. The loans were secured by Bayfield’s partnership interest in the fourteen operating partnerships. The purchaser did subsequently purchase all fourteen operating partnerships in full satisfaction of the advances including all interest.