Form 10-K, Exhibit 13
period 2005-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2005-11-17
CIK 874662

Exhibit 13
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
FINANCIAL STATEMENTS
March 31, 2005

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Financial Statements
March 31, 2005
CONTENTS:

Carter & Company
Certified Public Accountants, LLC
543 Highway 98 East
Suite 201
Destin, Florida 32541
Phone: 850-650-0125
Fax: 850-650-0126
INDEPENDENT AUDITORS’ REPORT
To The Partners
Bayfield Low Income Housing Limited Partnership
We have audited the accompanying balance sheet of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2005 and 2004, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Master Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the one hundred twenty nine in 2005 and one hundred thirty nine in 2004 Operating Partnerships in which Bayfield Low Income Housing Limited Partnership has invested. The financial statements of forty nine in 2005 and fifty two in 2004 of these Operating Partnerships were audited by other auditors whose reports have been furnished to us and our opinion, to the extent it relates to the amounts included for these Operating Partnership investments, is based solely on the reports of the other auditors. These investments comprised zero percent of the Master Limited Partnership’s total assets at March 31, 2005 and 2004 and eighty five percent and zero percent of the total loss of the Master Limited Partnership for the years ended March 31, 2005 and 2004, respectively.
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
The financial statements of eighty in 2005 and eighty seven in 2004 of the Operating Partnerships were not audited. These investments comprised three percent and less than one percent of the Master Limited Partnership’s total assets at March 31, 2005 and 2004, respectively and forty eight percent and less than one percent of the total loss of the Master Limited Partnership for the years ended March 31, 2005 and 2004, respectively. We were unable to satisfy ourselves about Bayfield Low Income Housing Limited Partnership’s investment in these Operating Partnerships by means of other auditing procedures.

Carter & Company
Certified Public Accountants, LLC
In our opinion, based on our audit and the reports of other auditors, except for the effects of such adjustments, if any, as might have been determined to be necessary had the eighty Operating Partnerships in 2005 and eighty seven Operating Partnerships in 2004 referred to in the preceding paragraph been audited, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership as of March 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Destin, Florida
September 9, 2005

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Balance Sheets
ASSETS

	March 31,
	2005	2004
INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS	$52,018	$48,215

OTHER ASSETS
Cash	351,088	258,095
Advances to operating partnerships	140,725	114,675
Notes receivable — Note I	1,266,912	0

	$1,810,743	$420,985

LIABILITIES AND PARTNERS’ CAPITAL

	March 31,
	2005	2004
Accounts payable and accrued expenses	$160,252	$171,781
Loan payable — Dominium — Note H	0	199,397
Contributions payable to operating partnerships	16,122	24,938

	176,374	396,116

Partners’ capital Limited partners	2,666,004	1,072,599
General partner	16,098	3
Subscriptions receivable	(1,047,733)	(1,047,733)

	1,634,369	24,869

	$1,810,743	$420,985

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Operations

	For the Year Ended March 31,
	2005	2004	2003
Income
Interest income	$588	$303	$655
Other income	0	2,022	1,170

	588	2,325	1,825

Equity in income (losses) of operating partnerships	2,297,099	521,582	(232,737)

Expenses
Management fees	118,000	117,625	119,500
Professional services	487,048	386,599	200,548
Other expense	10,445	6,155	5,425
Continental pre-petition
Expense — Note F	72,694	26,960	0

	688,187	537,339	325,473

Net income (loss)	$1,609,500	$(13,432)	$(556,385)

Net income (loss) allocated to General Partner	$16,095	$0	$(2)

Net income (loss) allocated to limited partners	$1,593,405	$(13,432)	$(556,383)

Net income (loss) per .05% limited partnership interest	$796	$(6)	$(278)

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Statements of Changes in Partners’ Capital

	Limited	General	Subscriptions
	Partners	Partners	Receivable	Total
Partners’ capital March 31, 2002	$1,642,414	$5	$(1,047,733)	$594,686

Net loss for the year ended March 31, 2003	(556,383)	(2)	0	(556,385)
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2003	1,086,031	3	(1,047,733)	38,301

Net loss for the year ended March 31, 2004	(13,432)	0	0	(13,432)
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2004	1,072,599	3	(1,047,733)	24,869

Net income for the year ended March 31, 2005	1,593,405	16,095	0	1,609,500
Distributions	0	0	0	0
Collections and adjustments	0	0	0	0

Partners’ capital March 31, 2005	$2,666,004	$16,098	$(1,047,733)	$1,634,369

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS
Statements of Cash Flows

	For the Year Ended March 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,609,500	$(13,432)	$(556,385)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in (profits) losses of operating partnerships	(2,297,099)	(521,582)	232,737
Increase (decrease) in accounts payable and accrued expenses	(11,529)	28,526	(5,509)

Total adjustments	(2,308,628)	(493,056)	227,228

Net cash used by operating activities	(699,128)	(506,488)	(329,157)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from operating partnerships	35,467	37,270	110,947
Sales proceeds — partnership interest	982,101	486,761	129,750
Loan proceeds — Dominion	(199,397)	199,397	0

Net cash provided by investing activities	818,171	723,428	240,697

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances to operating partnerships	(26,050)	(14,287)	(9,525)

Net cash (used) provided by financing activities	(26,050)	(14,287)	(9,525)

NET INCREASE (DECREASE) IN CASH	92,993	202,653	(97,985)

CASH BALANCE, BEGINNING OF YEAR	258,095	55,442	153,427

CASH BALANCE, END OF YEAR	$351,088	$258,095	$55,442

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
March 31, 2005
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
Note C — Investment in Operating Limited Partnerships
A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method as of March 31, 2005 and March 31, 2004 (Note B) is as follows:

	At March 31, 2005
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

Baker Heights II Ltd.	160,851	53,782	(214,633)	0	0
Bayshore North Apts-IV	269,249	83,796	(353,045)	0	0
Blades Limited Partnership	225,135	70,838	(295,973)	0	0
Cedar Grove Apts.	259,562	77,001	(336,563)	0	0
Diamond Court II LP	194,441	63,419	(257,860)	0	0
Elmwood Estates	267,236	79,205	(346,441)	0	0
Forest Park Apts.	193,207	55,915	(249,122)	0	0
Franklin Vista II	143,388	43,640	(187,028)	0	0
Gatewood Apts. Ltd.	266,114	78,064	(344,178)	0	0
Greenleaf Gardens	194,190	57,187	(251,377)	0	0
Hilltop Manor Apts.	177,701	56,761	(234,462)	0	0
Hitchcock Housing	244,250	71,118	(315,368)	0	0
Lakecrest Apts.	301,454	85,773	(387,227)	0	0
Lakeview Estates	205,667	65,845	(271,512)	0	0
Lakewood Apts. II	161,865	47,748	(209,613)	0	0
Las Rosas II, Ltd.	245,471	70,012	(315,483)	0	0
Laurel Wood-Capital	187,867	65,524	(253,391)	0	0
Lead Bayou, Ltd.	192,648	55,686	(259,136)	0	0
Lillie Mae’s Retirement	200,987	58,149	(248,334)	0	0
Magnolia Plaza Apts.	218,413	68,111	(286,524)	0	0
Maple Hill Apts.	264,442	78,616	(343,058)	0	0
New Caney Oaks	196,480	60,543	(257,023)	0	0
Old Oak Estates	144,143	48,556	(192,699)	0	0
Onion Creek	281,899	80,449	(362,348)	0	0
PDC Eighteen LP	147,176	52,298	(199,474)	0	0
Pecan Villa Apts.	193,761	62,152	(255,913)	0	0
Pocomoke Villas Ltd.	122,025	46,923	(168,948)	0	0
Ridge View Apts.	331,497	95,341	(426,838)	0	0
Rolling Meadow II L.P.	210,542	64,218	(274,760)	0	0
Southeastern Assoc.	290,706	82,688	(373,394)	0	0
Sun Rise Apts. North	315,448	95,182	(410,630)	0	0
Taft Gardens	132,141	39,871	(172,012)	0	0
Taft Terrace	177,332	53,235	(230,567)	0	0
Valley Place Assoc.	285,895	81,774	(367,669)	0	0
West Meadow II Apts.	155,392	49,185	(204,577)	0	0
Willow Haven-Cross	283,933	85,080	(369,013)	0	0
Wilson Lake	362,737	105,304	(468,041)	0	0
Wolcott Assoc.	313,944	92,691	(406,635)	0	0
Woodcrest	213,736	61,464	(275,200)	0	0

	8,732,925	2,643,144	(11,376,069)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2005
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited

Albany Commons, Ltd.	153,434	46,737	(200,171)	0	0
Belfast Housing Assoc.	247,682	74,124	(321,806)	0	0
Berea Summit, Ltd.	34,643	11,855	(46,498)	0	0
Berkshire Apts. #2	118,481	35,898	(154,379)	0	0
Brentwood Apts.	141,643	42,237	(183,880)	0	0
Briar Hill Apts.	80,131	23,240	(103,371)	0	0
Canal Town Assoc.	48,891	15,075	(61,317)	2,649	0
Cedar Crest Apts.	78,628	25,078	(103,706)	0	0
Cherrywood (M & W)	35,471	15,253	(50,724)	0	0
Cle Elum	139,784	40,501	(180,285)	0	0
Cleveland Courts, Ltd.	115,089	33,530	(148,619)	0	0
Clifford Heights Apts.	214,018	58,940	(272,958)	0	0
Cottondale Villa Apts.	170,319	47,404	(217,723)	0	0
Cypress View Estates	156,198	43,712	(199,910)	0	0
Delta Terrace	142,873	47,405	(190,278)	0	0
East Magnolia Village	151,503	42,422	(193,925)	0	0
Edmonson Prop.	103,399	31,246	(134,645)	0	0
Elliott Manor, Ltd.	171,097	48,550	(219,647)	0	0
Fieldcrest, Ltd.	98,083	30,120	(128,203)	0	0
Folsom South Venture	81,511	23,725	(105,236)	0	0
Gaslight Square	158,856	47,058	(205,914)	0	0
Gibsland Villas Ltd.	193,305	54,116	(247,421)	0	0
Gilman Senior Apts.	32,721	0	(32,721)	0	6,722
Glenora Apts.	85,576	25,375	(110,951)	0	0
Hagewood Apts.	120,573	35,356	(155,929)	0	0
Hidden Hills Apts.	101,089	31,766	(132,855)	0	0
Hillwood Ltd.	73,700	22,603	(96,303)	0	0
Housing Partners IX	38,703	0	(38,703)	0	0
Housing Partners XVII	237,247	0	(237,247)	0	0
Houston Assoc.	208,915	61,675	(270,590)	0	0
Hurricane	170,130	53,058	(223,188)	0	0
Indianwood Apts. II	99,344	29,907	(129,251)	0	0
Jonesville Apts. for Sr.	117,625	35,936	(153,561)	0	0
Kent Summit, Ltd.	52,705	15,552	(68,257)	0	0
Kingswood II, Ltd.	136,543	39,980	(176,523)	0	0
LaGrange Apts.-II	37,215	12,020	(49,235)	0	0
Larue Properties, Ltd.	179,465	48,632	(206,718)	21,379	0
Lewis Apts. Co.	138,536	43,544	(182,080)	0	0
Lewistown Apts.	58,876	17,774	(76,650)	0	0
Liberty Terrace Apts.	198,843	59,150	(257,993)	0	0
Manor Apts-Caddo Mills	95,912	33,756	(129,668)	0	9,400
Marion Housing	103,568	34,575	(138,143)	0	0
Meadowland Apts.	112,573	33,919	(146,492)	0	0
Mosswood Apt.	160,048	43,819	(203,867)	0	0
Mountain View Apts. II	160,321	48,986	(209,307)	0	0
Munfordville	73,827	21,341	(95,168)	0	0
North Deer Creek, Ltd.	156,017	45,799	(201,816)	0	0
Oak Valley Place II	105,148	32,068	(137,216)	0	0
Orchard Commons, Ltd.	112,153	32,164	(144,317)	0	0
Park Place East Assoc.	225,577	63,353	(288,930)	0	0
Park Place North	131,131	38,570	(169,701)	0	0
Parkwood Assoc.	139,121	43,262	(182,383)	0	0
PDC Twenty Two LP	134,987	45,041	(180,028)	0	0
Regency Apts. of Reno	128,617	36,348	(164,965)	0	0
Regency Plaza	135,683	41,514	(177,197)	0	0
Reservoir Hill L.P.	572,092	151,795	(723,887)	0	0
Ridgecrest Apts.	285,080	81,953	(367,033)	0	0
Riverbend Apts.	110,075	31,278	(141,353)	0	0
Russell September Housing	65,745	20,618	(86,363)	0	0
Sacramento, Ltd.	167,548	51,004	(218,552)	0	0
Sleepy Oaks-Seshano	79,988	21,602	(101,590)	0	0
Somerset West, Hills II	106,631	32,901	(139,532)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note C — Investment in Operating Limited Partnerships — Continued

	At March 31, 2005
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were unaudited — Continued

Spring Meadow Apts.	155,647	48,092	(203,739)	0	0
Streamside Assoc.	215,463	62,604	(278,067)	0	0
St. Rose Assoc.	169,054	47,831	(216,885)	0	0
Summer Place-Deshano	79,257	21,410	(100,667)	0	0
Sunrise Apts.	72,803	21,679	(94,482)	0	0
Timberline	109,564	39,780	(149,344)	0	0
Valley Limited	85,887	33,777	(119,664)	0	0
Wayland Apts.	38,482	12,022	(22,514)	27,990	0
Wexford Assoc. L.P.	141,787	46,016	(187,803)	0	0

	9,352,631	2,689,431	(11,990,044)	52,018	16,122

	$18,085,556	$5,332,575	$(23,366,113)	$52,018	$16,122

	At March 31, 2004
Operating Limited	Capital	Acquisition	Equity in	Investment	CAP Contribution
Partnership	Contribution	Costs	Losses — Net	Balance	Payable
Partnerships which were audited

AFM RRH, Ltd.	$298,498	$84,977	$(383,475)	$0	$0
Baker Heights II Ltd.	179,328	53,782	(233,110)	0	0
Bayshore North Apts-IV	308,633	83,796	(392,429)	0	0
Blades Limited Partnership	260,431	70,838	(331,269)	0	0
Cedar Grove Apts.	282,032	77,001	(359,033)	0	0
Cottonwood Seniors Apts.	143,086	43,216	(186,302)	0	0
Diamond Court II LP	228,129	63,419	(291,548)	0	0
Donaldsonville Seniors	270,598	79,316	(349,914)	0	0
Elmwood Estates	295,860	79,205	(375,065)	0	0
Forest Park Apts.	217,939	55,915	(273,854)	0	0
Franklin Vista II	159,388	43,640	(203,028)	0	0
Gatewood Apts. Ltd.	295,383	78,064	(373,447)	0	0
Greenleaf Gardens	215,464	57,187	(272,651)	0	0
Greenwood Assoc.	293,264	76,779	(370,043)	0	0
Hickory Square Apts.	94,754	24,889	(119,643)	0	0
Hilltop Manor Apts.	216,667	56,761	(273,428)	0	0
Hitchcock Housing	267,750	71,118	(338,868)	0	0
Joaquin Apts.	272,359	78,653	(351,012)	0	0
Lakecrest Apts.	311,454	85,773	(397,227)	0	0
Lakeview Estates	239,429	65,845	(305,274)	0	0
Lakewood Apts. II	181,777	47,748	(229,525)	0	0
Las Rosas II, Ltd.	257,885	70,012	(327,897)	0	0
Laurel Wood-Capital	202,867	65,524	(268,391)	0	0
Lead Bayou, Ltd.	217,648	55,686	(273,334)	0	0
Lillie Mae’s Retirement	222,252	58,149	(280,401)	0	0
Magnolia Plaza Apts.	257,802	68,111	(325,913)	0	0
Many Seniors Apts.	227,032	62,094	(289,126)	0	0
Maple Hill Apts.	296,560	78,616	(375,176)	0	0
New Caney Oaks	220,492	60,543	(281,035)	0	0
Oakdale-T F Management	223,188	65,506	(288,694)	0	0
Old Oak Estates	184,856	48,556	(233,412)	0	0
Onion Creek	302,524	80,449	(382,973)	0	0
PDC Eighteen LP	196,521	52,298	(248,819)	0	0
Pecan Villa Apts.	216,026	62,152	(278,178)	0	0
Pecanwoods Apts. III, Ltd.	254,327	69,024	(323,351)	0	0
Pocomoke Villas Ltd.	170,638	46,923	(217,561)	0	0
Ridge View Apts.	359,216	95,341	(454,557)	0	0
Rolling Meadow II L.P.	235,697	64,218	(299,915)	0	0
Southeastern Assoc.	314,798	82,688	(397,486)	0	0
Sun Rise Apts. North	352,063	95,182	(447,245)	0	0

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
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
March 31, 2005
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

During the year ended March 31, 2005, the Master Limited Partnership sold various percentages of its partnership interest in one hundred twenty one operating partnerships for $2,249,013. The gain from the sale was approximately the sales proceeds and is included in equity in income of operating partnerships in the Statement of Operations. The sales resulted in the complete divestiture of nineteen operating partnerships. At March 31, 2005, the Master Limited Partnership had investments in one hundred ten operating partnerships. The Master Limited Partnership has entered into option agreements or contracts to sell its remaining interest in one hundred eight of the remaining one hundred ten operating partnerships. These sales are anticipated to occur before March 31, 2006. A majority of the limited partners must approve the sale of approximately eighty one of the operating partnerships as the sale, if it materializes, would represent the sale of substantially all of the assets of the Master Limited Partnership at one time.
During the year ended March 31, 2004, the Master Limited Partnership sold various percentages of its partnership interest in thirty operating partnerships for $483,090. The gain from the sale was approximately the sales proceeds and is included in equity in income of operating partnerships in the Statement of Operations. The sales resulted in the complete divestiture of ten operating partnerships. At March 31, 2004, the Master Limited Partnership had investments in one hundred twenty nine operating partnerships.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note C — Investment in Operating Limited Partnerships — Continued
During the year ended March 31, 2003, the Master Limited Partnership sold various percentages of its partnership interest in seven operating partnerships for $129,750. The gain from the sale was approximately the sales proceeds and is included in equity in income of operating partnerships in the Statement of Operations. The sales resulted in the complete divestiture of two operating partnerships. At March 31, 2003, the Master Limited Partnership had investments in one hundred thirty nine operating partnerships.
All remaining contributions payable as of March 31, 2005 represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.
In addition to the above capital contributions, the Master Limited Partnerships made advances to certain Operating Limited Partnerships totaling $140,725, $114,675 and $100,388 at March 31, 2005, 2004 and 2003, respectively. While the uncollectible amount cannot be estimated as of March 31, 2005, the advances may be collectible, if at all, only from a capital event upon the sale of the projects.
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
Contributions receivable at March 31, 2005 consists of the following:

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
Note E — Independent Manager
The Plan provides for the employment of an independent manager for the Master Limited Partnership. The Amended and Restated Management Agreement provides for the automatic annual renewal of the management agreement subject to certain events, as defined. Effective July 10, 1990, Megan Management Company, Inc. (“Megan”) was engaged to be the Independent Manager. As such, Megan became the Master Limited Partnership’s exclusive

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note E — Independent Manager — Continued
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
As compensation for its services, the Independent Manager received $118,000, $117,625 and $119,500 for the years ended March 31, 2005, 2004 and 2003, respectively. The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.
The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships. Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services. In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership. The Master Limited Partnership has paid Paul J. Maddock, PC $41,250, $41,825 and $42,925 during the years ended March 31, 2005, 2004 and 2003, respectively, for these services. A corresponding receivable from the Operating Partnerships for the payments on their behalf has been recorded as amounts that had not been reimbursed.
Megan Asset is compensated for additional services rendered. The Independent Manager’s compensation was $9,640, $4,000 and $4,500 during the years ended March 31, 2005, 2004 and 2003.
Note F — Contingencies
Article 15 of the Plan (“Payments from Capital Events”) provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994. Such payments, in order of priority, include the following:
a)	Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership. At March 31, 2005, the amount due which has not been assumed is approximately $600,000. In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership. It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note F — Contingencies — Continued
b)	Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989. Accrued interest at March 31, 2005 was $2,950,761.

On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation. Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction. The payments will be made from available cash from capital events. During the years ended March 31, 2005 and March 31, 2004, payments of $72,694 and $26,690, respectively, was paid from cash available from capital events to Megan Asset Management, Inc. This amount was recorded as an expense in the Statement of Operations. The remaining amount due at March 31, 2005 was $2,565,819.

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
Note G — Related Party Activity
The Master Limited Partnership paid expenses for legal assistance relating to the proceedings with the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $294,568, $262,090 and $195,766 for the years ended March 31, 2005, 2004 and 2003, respectively.
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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
Notes to Financial Statements — Continued
March 31, 2005
Note I — Receivable from Sale of Interest in Operating Partnerships
At March 31, 2005, the Master Limited Partnership had a receivable of $1,266,912 from the sale of the partnership interest during the year ended March 31, 2005. A total of $521,000 was received as of June 30, 2005. The remaining balance is due in two installments. The first one totaling $425,000 is due on December 15, 2005 and the second one totaling $320,912 is due on June 15, 2006. The receivable is secured by the partnership interest of the operating partnerships sold.