Form 10-K, Exhibit 13
period 2006-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2008-08-29
CIK 874662

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

March 31, 2006

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Financial Statements

March 31, 2006

CONTENTS:

Independent Auditors’ Report F-1

Financial Statements:

Balance Sheets F-2

Statements of Operations F-3

Statements of Changes in Partners’ Capital F-4

Statements of Cash Flows F-5

Notes to Financial Statements F-6

Carter & Company

Certified Public Accountants, LLC

543 Highway 98 East

Suite201

Destin, Florida32541

Phone:  850-650-0125

Fax:  850-650-0126

INDEPENDENT AUDITORS’ REPORT

To The Partners

Bayfield Low Income Housing Limited Partnership

We have audited the accompanying balance sheet of Bayfield Low Income Housing Limited Partnership (“the Master  Limited Partnership”) as of March 31, 2006and 2005, and the related statements of operations, changes in partners’ capital and cash flows for the years ended March 31, 2006, 2005 and 2004.  These financial statements are the responsibility of the Master Limited Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership, as of March 31, 2006, and 2005; and the results of its operations and its cash flows for the years ended March 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

                                                                             /s/ Carter & Company, Certified Public Accountants, LLC

Destin, Florida

August 29, 2008

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Balance Sheets

                                                                              ASSETS

                                                                                            March 31,

                                                                               2006                        2005

    Cash                                                                                                         $     620,060            $    351,088

Advances to operating partnerships                                                                              0                 140,725

Notes receivable                                                                                             1,597,964               1,266,912

    Investments in operating limited partnerships                                                                 0                   52,018

                                                                         $   2,218,014          $1,810,743

                                                     LIABILITIES AND PARTNERS’ CAPITAL

                                                                                           March 31,

                                                                                  2006                      2005

Accounts payable and accrued expenses                                                           $     166,557            $   160,252

Contributions payable to operating partnerships                                                                  0                   16,122

                                                                                                                             166,557                 176,374

Partners’ capital

Limited partners                                                                                                   3,078,921              2,666,004

General partner                                                                                                      2  0,269                   16,098

Subscriptions receivable                                                                                       (1,047,733)           (1,047,733)

                                                                                                                            2,051,457              1,634,369

                                                                                                                       $ 2,218,014           $1,810,743

  The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Statements of Operations

                                                            For the Year Ended March 31,

                                            2006                         2005                           2004

Income

  Saleof interest in operating partnerships                   $  1,891,752              $  2,249,013                  $   483,090

  Equity in income of operating partnerships                        21,673                      48,086                         38,492

  Other income                                                                         0                              0                           2,022

  Interest income                                                                2,462                           588                             303

                                                                                   1,915,887                  2,297,687                       523,907

Expenses

Management fees                                                        106,759                    118,000                       117,625

Professional services                                                   729,094                    487,048                       386,599

Other expense                                                              23,036                      10,445                           6,155

Continental pre-petition expense                                    639,919                      72,694                         26,960

                                                                                    1,498,794                     688,187                       537,339

Net income (loss)                                                     $  417,0888           $   1,609,500                 $   (13,432)

Net income (loss) allocated to

    General Partner                                                    $        4,171            $      16,095                 $               0

Net income (loss) allocated to

    limited partners                                                    $     412,917           $   1,593,405                $      (13,432)

Net income (loss) per ..05% limited

partnership interest                                              $            206            $             796                $              (6)

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Statements of Changes in Partners’ Capital

                        Limited             General          Subscriptions

                      Partners             Partners            Receivable                Total

Partners’ capital

  March 31, 2003                                   $    1,086,031        $          3            $  (1,047,733)        $       38,301

Net loss for the year

  ended March 31, 2004                                 (13,432)                   0                              0                (13,432)

Partners’ capital

  March 31, 2004                                        1,072,599                    3                 (1,047,733)                24,869

Net income for the year

  ended March 31, 2005                              1,593,405             16,095                              0              1,609,500

Partners’ capital

  March 31, 2005                                        2,666,004             16,098                 (1,047,733)            1,634,369

Net income for the year

  ended March 31, 2006                                 412,917              4,171                               0                417,088

Partners’ capital

  March 31, 2006                                   $  3,078,921        $ 20,269           $  (1,047,733)     $    2,051,457

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS

Statements of Cash Flows

                                                                  For the Year Ended March 31,

                                                    2006                     2005                      2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                                       $      417,088           $  1,609,500            $ (13,432)

Adjustments to reconcile net loss

to net cash used by operating

activities:

Gain on sale of partnership interest                           (1,891,752)            (2,249,013)             (483,090)

Equity in income of

    operating partnerships                                             (21,673)                (48,086)                (38,492)

Increase (decrease) in accounts

    payable and accrued expenses                                    6,305                 (11,529)                 28,526

Total adjustments                                           (1,907,120)             (2,308,628)             (493,056)

Net cash used by

operating activities                                  (1,490,032)               (699,128)             (506,488)

CASH FLOWS FROM INVESTING ACTIVITIES:

    Distributions from operating partnerships                                21,673                   35,467                 37,270

    Sales proceeds — partnership interest                                1,737,331                 982,101                486,761

    Loan proceeds — Dominion                                                          0                (199,397)              199,397

Net cash provided by

investing activities                                    1,759,004                 818,171                723,428

CASH FLOWS FROM FINANCING ACTIVITIES:

    Advances to operating partnerships                                                0                  (26,050)              (14,287)

Net cash (used) provided by

financing activities                                _               0                  (26,050)              (14,287)

NET INCREASE (DECREASE) IN CASH                              268,972                   92,993                202,653

CASH BALANCE, BEGINNING OF YEAR                           351,088                  258,095                 55,442

CASH BALANCE, END OF YEAR                               $     620,060            $    351,088        $   258,095

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements

March 31, 2006

Note A - Organization

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

The Master Limited Partnership was created under the Plan as the entity into which all of the assets and liabilities of the fifty-two Debtor Investor Partnerships were “rolled-up” as of July 1, 1990and after which their assets and businesses would be managed.

The fifty-two Debtor Investor Partnerships were the following Delawarelimited partnerships:

Arlington Estates Limited Partnership	Greenwood Estates Limited Partnership
Barrington Estates Limited Partnership	Harborfield Estates Limited Partnership
Bayfield Estates Limited Partnership	Holly Estates Limited Partnership
Beechfield Estates Limited Partnership	Hunter Estates Limited Partnership
Birchfield Estates Limited Partnership	Kehrs Mill Estates Limited Partnership
Blakefield Estates Limited Partnership	Littlefield Estates Limited Partnership
Brighton Estates Limited Partnership	Livingston Realty Investors Limited
Brookline Estates Limited Partnership	Meadowfield Estates Limited Partnership
Candle Ridge Estates Limited	Mitchellfield Estates Limited
Partnership	Partnership
Canterbury Estates Limited Partnership	Northfield Estates Limited Partnership
Carlysle Estates Limited Partnership	Norwich Estates Limited Partnership
Cherrywood Estates Limited Partnership	Oleander Estates Limited Partnership
Chesterfield Estates Limited	Pine Hollow Estates, A Delaware Ltd.
Partnership	Partnership
Clarkson Estates Limited Partnership	Plainfield Estates Limited Partnership
Clayton Estates Limited Partnership	Plantingfield Estates Limited
Cloverfield Estates Limited Partnership	Partnership
Copperfield Estates Limited Partnership	Redwood Estates Limited Partnership
Crescent Estates Limited Partnership	Rosewood Estates Limited Partnership
Deerfield Estates Limited Partnership	Sagewood Estates Limited Partnership
Delafield Estates Limited Partnership	Southfield Estates Limited Partnership
Edenfield Estates Limited Partnership	Springfield Estates Limited Partnership
Emerald Estates Limited Partnership	Summerfield Estates Limited Partnership
Everest Estates Limited Partnership	Sycamore Realty Investors Limited
Evergreen Estates Limited Partnership	Partnership
First Estates Limited Partnership	Walnut Estates Limited Partnership
Glenwood Estates Limited Partnership	Wynnfield Estates Limited Partnership
Greenfield Estates Limited Partnership	Wilshire Estates Limited Partnership

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note A – Organization — continued

Each of the Debtor Investor Partnerships was organized as a Delawarelimited partnership by First American Holdings, Inc.  First American Holdings, Inc. a Delawarecorporation, (sometimes referred to herein as “First American”) was the sole general partner of each of the Debtor Investor Partnerships and general partner of the Master Limited Partnership. Each Debtor Investor Partnership was formed to acquire equity interests in limited partnerships (the “Operating Partnerships”), each of which was expected to develop, own and operate a multi-family apartment complex for low to moderate income tenants (“the Projects”).

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

March 31, 2006

Note A - Organization — continued

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

March 31, 2006

Note A - Organization — continued

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

March 31, 2006

Note A - Organization — continued

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

March 31, 2006

Note A - Organization - continued

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

Pursuant to an agreement entered into in December 1991, as amended, First American withdrew as the General Partner of the Master Limited Partnership, subject to the consent of the Limited Partners of the Master Limited Partnership.  In connection therewith, First American received a total of $434,968 for the transfer or release of all rights or economic benefits owed by the Master Limited Partnership to First American or its subsidiaries and in full settlement of any outstanding claims. Megan Management Company (“Megan”), the Independent Manager, agreed to become or have an entity under common control with it become General Partner of the Master Limited Partnership in

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note A - Organization - continued

place of First American subject to the approval of the Limited Partners; pending receipt of such approval, First American immediately relinquished to the Independent Manager any remaining management powers and responsibilities as well as all of its rights to income tax items related to its one percent ownership interest in the Master Limited Partnership from January 1, 1991 to December 22, 1991.  These tax items were allocated on a prorata basis to the remaining partners. Megan Asset Management, Inc. (“Megan Asset”) assumed the one percent ownership interest of First American as of December 31, 1991, subject to the approval of the Limited Partners.  The agreement also provided for an increase in the Independent Manager's fees in compensation for the additional duties that it had been performing and would perform pursuant to the agreement of $35,000 at closing (December 31, 1991) to  cover its takeover costs and $10,000 per month on the first day of every month subsequent to closing through December 31, 1994, the right to receive an amount equal to one-half of the distributions with respect to capital events previously payable to Continental Construction Management (Note F) and would pay to the Master Limited Partnership an amount equal to twenty-five percent of gross fees, if any, earned by it or its affiliates directly from any of the Operating Partnerships and for an extension of the term of the management agreement.

As of December 31, 1991, the agreement had been approved by the Investor Committee and the Developer Representative and those provisions of the agreement which did not require consent of the Limited Partners of the Master Limited Partnership were implemented promptly.  Thereafter, Megan designated Megan Asset Management, Inc., a newly formed affiliate, to be the new General Partner of the Master Limited Partnership, made the required filings under the Securities and Exchange Act of 1934's proxy rules and solicited the consent of the Limited Partners.  In September 1992, the Master Limited Partnership received approval of a majority in interest of its Limited Partners.

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

Note B - Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments to be cash equivalents.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note B - Significant Accounting Policies — continued

Investments in Operating Limited Partnerships

The Master Limited Partnership accounts for its investments in Operating Partnerships (including acquisition costs) using the equity method, under which the Master Limited Partnership's capital investment in each Operating Partnership is adjusted for its share of the Operating Partnership's income or losses and for any distributions received or accrued.  Such income and losses are recognized on a calendar year basis.  Losses in excess of the Master Limited Partnership's aggregate investment in each Operating Partnership are not recognized.

Costs previously recorded by the Debtor Investor Partnerships for services provided or to be provided by the General Partner and its affiliates relating to acquisitions of Operating Partnerships, including syndication fees, agency fees, investor services fees, partnership operations fees and audit indemnification fees, have been included in the Master Limited Partnership's aggregate investment in each Operating Partnership.

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

March 31, 2006

Note B - Significant Accounting Policies — continued

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

Note C - Investment in Operating Limited Partnerships

A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method is as follows:

                                                                                      March 31,                 March 31,                  March 31,

                                                   2006                    __  2005                    __  2004

  Investment Balance                                                    $           0              $        52,018              $       48,215

  Number of operating partnerships

    at year end                                                                           15                            110                           129

  Number of operating partnerships

     with positive investment balance                                             0                                3                               4

The Partnerships’ equity in income of the Operating Partnerships is summarized as follows:

                                                                                                                                                                                                                                                                   March 31,                 March 31,                   March 31,

                                            2006                         2005                           2004

  Distributions received from partnerships

    with zero investments:                                            $  21,673                    $  35,467                    $  37,270

  Income from investments with

    non-zero investment:                                                          0                        12,619                         1,222

                            Total                                            $  21,673                   $  48,086                  $  38,492

During the year-ended March 31, 2006, the Master Limited Partnership sold various interest in operating partnerships that resulted in the complete divesture of 95 operating partnerships.  The gain from the sale was $1,891,752 and is included in the Statement of Operations. At March 31, 2006, the Master Limited Partnership had investments in 15 partnerships.

During the year ended March 31, 2005, the Master Limited Partnership sold various percentages of its partnership interest in one hundred twenty one operating partnerships.  The gain from the sale was $2,249,013 and is included in the Statement of Operations.  The sales resulted in the complete divestiture of nineteen operating partnerships.  At March 31, 2005, the Master Limited Partnership had investments in one hundred ten operating partnerships.

During the year ended March 31, 2004, the Master Limited Partnership sold various percentages of its partnership interest in thirty operating partnerships.  The gain from the sale was $483,090 and is included in the Statement of Operations.  The sales resulted in the complete divestiture of ten operating partnerships.  At March 31, 2004, the Master Limited Partnership had investments in one hundred twenty nine operating partnerships.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note C - Investment in Operating Limited Partnerships — continued

All remaining contributions payable as of March 31, 2006represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.  The deferred payments were associated with completely divestured operating partnership in the year-ended March 31, 2006and were written off and included in the gain on sale.

In addition to the above capital contributions, the Master Limited Partnerships made advances for the preparation of income tax returns to certain Operating Limited Partnerships totaling $0 and $140,725 at March 31, 2006and 2005, respectively.  With the divesture of the majority the majority of partnership interest, during the year-ended March 31, 2006these advances were written-off and included in professional services in the statement of operations.

Note D - Subscriptions Receivable

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

Contributions receivable at March 31, 2006consists of the following:

Past due installments from defaulting investors                                                      $  1,065,782

Amount representing unearned interest                                                                        (18,049)

                                                                                                $ 1,047,733

The Master Limited Partnership has recourse against the defaulting investors and has pursued collection of these amounts.  However, all significant amounts deemed collectible have been collected.  Subscriptions receivable are decreased with a corresponding decrease to the limited partners’ capital accounts as amounts are collected or the investor’s partnership unit is terminated.

Note E - Independent Manager

The Plan provides for the employment of an independent manager for the Master Limited Partnership.  The Amended and Restated Management Agreement provides for the automatic annual renewal of the management agreement subject to certain events, as defined.  Effective July 10, 1990, Megan Management Company, Inc. (“Megan”) was engaged to be the Independent Manager.  As such, Megan became the Master Limited Partnership’s exclusive

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note E - Independent Manager — continued

agent for all  operations under the Plan, including those in connection with or relating to (a) collection, investment and disbursement of all funds of the Master Limited Partnership as provided in the Plan and the Escrow Agreement through the Escrow Account maintained at J.P. Morgan Chase Bank (formerly Manufacturers Hanover Trust), (b) maintenance of the books and records of the Partnership, (c) preparation of the Master Limited Partnership’s tax returns and review of all tax returns relating to the Master Limited Partnership’s interests in the Operating Partnerships and (d) furnishing assistance to the Investors with respect to tax information relating to the Investors’ interests in the Master Limited Partnership.  As of December 31, 1992, all rights, powers and obligations of the Independent Manager were assigned to Megan Asset Management, Inc. (Note A).

As compensation for its services, the Independent Manager received $106,759, $118,000, and $117,625 for the years ended March 31, 2006, 2005 and 2004, respectively.  The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.

The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships.  Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services.  In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership.  The Master Limited Partnership has paid Paul J. Maddock, PC $37,500, $41,250 and $41,825 during the years ended March 31, 2006, 2005 and 2004, respectively, for these services.

Megan Asset is compensated for additional services rendered.  The Independent Manager’s compensation was $9,670, $9,640, and $4,000 during the years ended March 31, 2006, 2005 and 2004.

Note F - Contingencies

Article 15 of the Plan ("Payments from Capital Events") provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994.  Such payments, in order of priority, include the following:

a)     Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership.  At March 31, 2006, the amount due which has not been assumed is approximately $10,366.  In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership.  It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note F - Contingencies — continued

b)     Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989.  Accrued interest at March 31, 2006was $2,401,828.

        On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation.  Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction.  The payments will be made from available cash from capital events.  During the years ended March 31, 2006 and March 31, 2005, payments of $639,919, and $72,694,respectively, was paid from cash available from capital events to Megan Asset Management, Inc.  This amount was recorded as an expense in the Statement of Operations.  The remaining amount due at March 31, 2006was $2,021,085.

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

Note G — Related Party Activity

The Master Limited Partnership paid expenses for legal assistance relating to the proceedings with the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $321,835. $294,568, and $262,090 for the years ended March 31, 2006, 2005 and 2004, respectively.

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

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2006

Note I — Receivable from Saleof Interest in Operating Partnerships

At March 31, 2006, the Master Limited Partnership had a receivable of $1,597,964 from the sale of the partnership interest. The receivable is secured by the partnership interest of the operating partnerships sold.