Form 10-K, Exhibit 13
period 2007-03-31
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
filed 2008-08-29
CIK 874662

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

March 31, 2007

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Financial Statements

March 31, 2007

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

We have audited the accompanying balance sheet of Bayfield Low Income Housing Limited Partnership (“the Master Limited Partnership”) as of March 31, 2007and 2006, and the related statements of operations, changes in partners’ capital and cash flows for the years ended March 31, 2007, 2006 and 2005.  These financial statements are the responsibility of the Master Limited Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayfield Low Income Housing Limited Partnership, as of March 31, 2007, and 2006; and the results of its operations and its cash flows for the years ended March 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/Carter & Company, Certified Public Accountants, LLC

Destin, Florida

August 29, 2008

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Balance Sheets

                                                                              ASSETS

                                                                                         March 31,

                                                                               2007                       2006

    Cash                                                                                                         $     269,146           $    620,060

Notes receivable                                                                                            1,060,000              1,597,964

Investments in operating limited partnerships                                                                0                          0

                                                                           $1,329,146         $ 2,218,014

                                                     LIABILITIES AND PARTNERS’ CAPITAL

                                                                                            March 31,

                                                                               2007                       2006

Accounts payable and accrued expenses                                                           $     65,000           $    166,557

Partners’ capital

Limited partners                                                                                                  2,264,252               3,078,921

General partner                                                                                                       12,040                   20,269

Subscriptions receivable                                                                                     (1,012,146)            (1,047,733)

                                                                                                                          1,264,146               2,051,457

                                                                                                                      $1,329,146           $ 2,218,014

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Statements of Operations

                                                              For the Year Ended March 31,

                                                2007                      2006                           2005

Income

  Saleof interest in operating partnerships                     $   126,444              $  1,891,752                 $  2,249,013

  Equity in income of operating partnerships                        38,252                      21,673                         48,086

  Interest income                                                                3,374                        2,462                             588

                                                                                     168,070                  1,915,887                     2,297,687

Expenses

Management fees                                                         85,750                    106,759                       118,000

Professional services                                                   230,303                    729,094                       487,048

Other expense                                                                4,915                      23,036                         10,445

Continental pre-petition expense                                   670,000                    639,919                         72,694

                                                                                      990,968                  1,498,794                       688,187

Net income (loss)                                                       $ (822,898)            $   417,088               $ 1,609,500

Net income (loss) allocated to

    General Partner                                                     $     (8,229)            $        4,171              $       16,095

Net income (loss) allocated to

    limited partners                                                      $ (814,669)            $     412,917             $  1,593,405

Net income (loss) per ..05% limited

partnership interest                                                $        (407)            $            206              $           796

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Statements of Changes in Partners’ Capital

                      Limited              General            Subscriptions

                      Partners            Partners              Receivable                Total

Partners’ capital

  March 31, 2004                                   $    1,072,599        $          3            $  (1,047,733)        $       24,869

Net income for the year

  ended March 31, 2005                               1,593,405            16,095                             0              1,609,500

Partners’ capital

  March 31, 2005                                        2,666,004            16,098                 (1,047,733)            1,634,369

Net income for the year

  ended March 31, 2006                                 412,917              4,171                              0                417,088

Partners’ capital

  March 31, 2006                                        3,078,921             20,269                 (1,047,733)            2,051,457

Receipts for the year

  ended March 31, 2007                                           0                    0                       35,587                35,587

Net income (loss) for the year

  ended March 31, 2007                                 (814,669)           (8,229)                             0             (822,898)

Partners’ capital

  March 31, 2007                                    $   2,264,252     $   12,040            $(1,012,146)       $1,264,146

The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERS

Statements of Cash Flows

                                                                  For the Year Ended March 31,

                                                     2007                     2006                  2005

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                                       $     (822,898)           $   417,088         $  1,609,500

Adjustments to reconcile net loss

to net cash used by operating

activities:

Gain on sale of partnership interest                             (126,444)            (1,891,752)          (2,249,013)

Equity in income of

    operating partnerships                                              (38,252)                (21,673)              (48,086)

Increase (decrease) in accounts

    payable and accrued expenses                                (101,557)                   6,305               (11,529)

Total adjustments                                               (266,253)            (1,907,120)         (2,308,628)

Net cash used by

operating activities                                   (1,089,151)            (1,490,032)            (699,128)

CASH FLOWS FROM INVESTING ACTIVITIES:

    Distributions from operating partnerships                                38,252                   21,673                35,467

    Sales proceeds — partnership interest                                  664,398               1,737,331              982,101

    Loan proceeds — Dominion                                                          0                           0             (199,397)

Net cash provided by

investing activities                                        702,650              1,759,004               818,171

CASH FLOWS FROM FINANCING ACTIVITIES:

    Subscription receivable receipts                                              35,587                          0                         0

    Advances to operating partnerships                                                0                          0                (26,050)

Net cash (used) provided by

financing activities                                         35,587                          0                (26,050)

NET INCREASE (DECREASE) IN CASH                            (350,914)               268,972                  92,993

CASH BALANCE, BEGINNING OF YEAR                           620,060                351,088                258,095

CASH BALANCE, END OF YEAR                                  $   269,146          $  620,060        $    351,088

 The Notes to Financial Statements are an integral part of these Statements.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

March 31, 2007

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

Note C - Investment in Operating Limited Partnerships

A summary of the Master Limited Partnership’s investments in Operating Partnerships accounted for on the equity method is as follows:

                                                                                 March 31,                   March 31,                 March 31,

                                              2007                           2006                          2005

  Investment Balance                                                 $          0                    $          0                $     52,018

  Number of operating partnerships

    at year end                                                                        8                              15                            110

  Number of operating partnerships

     with positive investment balance                                         0                                0                               3

The Partnerships’ equity in income of the Operating Partnerships is summarized as follows:

                                                                                 March 31,                 March 31,                    March 31,

                                             2007                         2006                            2005

  Distributions received from partnerships

    with zero investments:                                               $  38,252                    $  21,673                    $  35,467

  Income from investments with

    non-zero investment:                                                             0                                0                       12,619

                                                        Total                    $ 38,252                   $ 21,673                   $ 48,086

During the year ended March 31, 2007, the Master Limited Partnership sold various percentages of its partnership interest in operating partnerships.  The gain from the sale was $126,444 and is included in the Statement of Operations.  The sales resulted in the complete divestiture of ten operating partnerships.  At March 31, 2007, the Master Limited Partnership had investments in eight operating partnerships.

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

March 31, 2007

Note C - Investment in Operating Limited Partnerships — continued

All remaining contributions payable as of March 31, 2007represent payments which have been deferred for an indeterminate time until certain conditions are met by the Operating Partnerships involved.

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

Contributions receivable consists of the following:

                                                                                                        March 31,                     March 31,

                                                                                                            2007                             2006

Past due installments from defaulting investors                            $  1,030,195                  $  1,065,782

Amount representing unearned interest                                              (18,049)                       (18,049)

                                                                       $ 1,012,146               $ 1,047,733

The Master Limited Partnership has recourse against the defaulting investors and has pursued collection of these amounts.  However, all significant amounts deemed collectible have been collected.  Subscriptions receivable are decreased with a corresponding decrease to the limited partners’ capital accounts as amounts are collected or the investor’s partnership unit is terminated.  During the year ended March 31, 2007, $35,587 was collected.

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

March 31, 2007

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

As compensation for its services, the Independent Manager received $85,750, $106,759 and $118,000 for the years ended March 31, 2007, 2006 and 2005, respectively.  The Independent Manager is also provided with amounts required to cover the costs of tax return preparation and audited financial statements.

The Amended and Restated Management provides for additional compensation to the Independent Manager for providing certain accounting and tax services to the Operating Partnerships.  Paul J. Maddock PC, a company related to the Independent Manager, has been engaged to perform these services.  In addition, Paul J. Maddock, PC prepares income tax returns for several Operating Partnerships and has been paid by the Master Limited Partnership on behalf of the Operating Partnership.  The Master Limited Partnership has paid Paul J. Maddock, PC $25,000, $37,500 and $41,250 during the years ended March 31, 2007, 2006 and 2005, respectively, for these services.

Megan Asset is compensated for additional services rendered.  The Independent Manager’s compensation was $4,500, $9,670, and $9,640, during the years ended March 31, 2007, 2006 and 2005.

Note F - Contingencies

Article 15 of the Plan ("Payments from Capital Events") provides for certain further disbursements to the pre-petition creditors of available funds resulting from the sale of interests in Operating Partnerships subsequent to December 31, 1994.  Such payments, in order of priority, include the following:

a)     Prorata payments to the Operating Partnerships of the full amount due from the Debtor Investor Partnerships and assumed by the Master Limited Partnership.  At March 31, 2007, the amount due which has not been assumed is approximately $10,366.  In conjunction with the sale of the interest in the operating partnerships, the purchaser of the interest has assumed this contingent liability for the specific operating partnership.  It is anticipated that the Master Limited Partnership will not be required to make any payments on this contingency.

BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP

Notes to Financial Statements – continued

March 31, 2007

Note F - Contingencies — continued

b)     Payment of amounts due to Continental Construction totaling $2,379,645 plus interest at eight percent from September 30, 1989.  Accrued interest at March 31, 2007was $1,922,200.

        On October 12, 1990, the Master Limited Partnership entered into a settlement agreement with Continental Construction which canceled the above pre-petition obligation.  Concurrently, the Master Limited Partnership agreed to pay Megan Asset Management, Inc., the substitute General Partner of the Master Limited Partnership, fifty percent of the calculated obligation to Continental Construction.  The payments will be made from available cash from capital events.  During the years ended March 31, 2007and March 31, 2006, payments of $670,000 and $639,919, respectively, was paid from cash available from capital events to Megan Asset Management, Inc.  This amount was recorded as an expense in the Statement of Operations.  The remaining amount due at March 31, 2007was $1,446,271.

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

Note G — Related Party Activity

The Master Limited Partnership paid expenses for legal assistance relating to the proceedings with the Operating Partnerships to Gary L. Maddock, PC, a company wholly-owned by the sole stockholder of the Independent Manager and General Partner, totaling $155,407, $321,835 and $294,568, for the years ended March 31, 2007, 2006 and 2005, respectively.

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

March 31, 2007

Note I — Receivable from Saleof Interest in Operating Partnerships

At March 31, 2007, the Master Limited Partnership had a receivable of $1,060,000 from the sale of the partnership interest. The receivable is secured by the partnership interest of the operating partnerships sold.